Exhibit 2.13

FORM 51-102F4

BUSINESS ACQUISITION REPORT

Item 1	Identity of Company

1.1	Name and Address of Company

Equinox Minerals Limited (the “Company”)

Royal Bank Plaza, South Tower

200 Bay Street, Suite 2940

Toronto, Ontario M5J 2J2

1.2	Executive Officer

The following executive officer of the Company is knowledgeable about the significant acquisition and this report:

Carl Hallion, Vice President, Business Development

Telephone Number +61 8 9322 3318

Item 2	Details of Acquisition

2.1	Nature of Business Acquired

Pursuant to a bid implementation agreement (the “Bid Implementation Agreement”) dated October 24, 2010 between the Company and Citadel Resource Group Limited (“Citadel”), the Company offered to acquire all of the outstanding ordinary share of Citadel (including all rights attaching thereto) (the “Citadel Shares”) by way of an off-market takeover bid under Chapter 6 of the Corporations Act 2001 (Commonwealth of Australia) (the “Offer”). The Offer was made by the Company through its wholly-owned subsidiary Equinox Resources Limited.

The Citadel Shares were acquired under the Offer for consideration comprised of (i) 1 Equinox CHESS depositary interest (an “Equinox CDI”) for every 14.3 Citadel Shares held plus A$0.105 in cash for each Citadel Share held, or (ii) at the election of each holder of Citadel Shares, 1 common shares of the Company (an “Equinox Share”) for every 14.3 Citadel Shares held plus A$0.105 in cash for each Citadel Share held. Equinox Shares are listed on the Toronto Stock Exchange and Equinox CDIs are listed on the Australian Securities Exchange. Each outstanding Equinox CDI confers a unit of beneficial ownership in the Equinox Shares registered on Equinox’s Australian register in the name of CHESS Depositary Nominees Pty Ltd, a wholly-owned subsidiary of the Australian Securities Exchange.

Pursuant to the Offer, the Company acquired an aggregate of 2,390,963,516 Citadel Shares, representing approximately 98.80% of the outstanding Citadel Shares. On January 17, 2011, the Company commenced a compulsory acquisition of the outstanding Citadel Shares not owned, directly or indirectly, by the Company pursuant to section 664A of the Corporations Act 2001 (Commonwealth of Australia) at a price equal to 1 Equinox CDI for every 14.3 Citadel Shares held plus A$0.105 in cash for each Citadel Share held. On February 15 2011, the Company completed the compulsory acquisition and became the owner of all of the outstanding Citadel Shares.

Citadel is an emerging base metals and gold company with a portfolio of development and exploration assets located in Saudi Arabia, within the Arabian Shield minerals province. Citadel’s flagship asset is Jabal Sayid, a copper-gold project located 350 kilometres north-east of the Red Sea port city of Jeddah, the commercial capital of Saudi Arabia, and 120 kilometres south-east of Medina. Citadel is in the process of completing a transaction under which it would acquire 100% ownership of Jabal Sayid from its local Saudi Arabian partners. Citadel also owns several other advanced exploration projects in Saudi Arabia, including the Jabal Shayban and Jabal Baydan gold-base metal projects, the Lahuf gold project, the Bari porphyry gold-copper project and the Wadi Kamal sulphide nickel-copper-PGM project. Prior to the completion of the transactions described above, the Citadel Shares were posted for trading on the Australian Securities Exchange. The Citadel Shares were de-listed from the Australian Securities Exchange following close of trade on January 18, 2011.

Additional disclosure regarding the transactions described above can be found in the Company’s material change reports dated October 24, 2010, December 17, 2010, January 4, 2011 and January 6, 2011 and the Bid Implementation Agreement, each of which is filed on the Company’s SEDAR profile at www.sedar.com.

2.2	Date of Acquisition

December 17, 2011

2.3	Consideration

The Citadel Shares were acquired under the take-over bid and the subsequent compulsory acquisition for consideration consisting of (i) aggregate cash consideration in the amount of A$254,104,818, and (ii) an aggregate of 169,234,052 Equinox Shares, representing approximately A$1,001 million and approximately 19% of the Equinox Shares outstanding after the completion of the take-over bid and compulsory acquisition.

The cash component of the consideration was financed by the Company from its cash on hand.

2.4	Effect on Financial Position

For information on the effect of the acquisition of Citadel on the Company’s financial position, see the pro forma consolidated financial statements of the Company attached as Appendix “A”.

Except as described herein, the Company does not presently have plans or proposals for material changes in the business or affairs of the Company or of Citadel which may have a significant effect on the results of operations and financial position of the Company, including any proposal to liquidate the business, to sell, lease or exchange all or a substantial part of its assets, to amalgamate the business with any other business organization, or to make any material changes to the Company’s or Citadel’s business, including any change to corporate structure, management or personnel, in each case as such existed prior to the Offer.

On February 28, 2011, the Company announced its intention to make a $4.8 billion offer to acquire all of the issued and outstanding common shares of Lundin Mining Corporation for consideration consisting of cash and common shares of Equinox. Each Lundin shareholder can elect to receive consideration per Lundin share of either C$8.10 in cash or 1.2903 Equinox shares plus $0.01 for each Lundin share, subject to a pro-ration based on a maximum cash consideration of approximately C$2.4 billion and maximum number of Equinox shares issued of approximately 380 million. The Offer reflects a 26% premium to the closing price of C$6.45 per Lundin share on the TSX on February 25, 2011.

2.5	Prior Valuations

None

2.6	Parties to Transaction

The acquisition of Citadel was not with an “informed person” (as such term is defined in section 1.1 of National Instrument 51-102 – Continuous Disclosure Obligations), associate or affiliate of the Company.

2.7	Date of Report

March 4, 2011

Item 3	Financial Statements

The following financial statements required by Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations are included herein:

(a)	attached hereto as Appendix “A” is the unaudited pro forma consolidated balance sheet of the Company as at September 30, 2010, the unaudited pro forma consolidated income statement of the Company for the financial year ended December 31, 2009, and the unaudited pro forma consolidated income statement of the Company for the nine-month interim period ended September 30, 2010, each giving effect to the acquisition of Citadel, and the notes thereto;

(b)	attached hereto as Appendix “B” are the audited consolidated financial statements of Citadel for the financial years ended June 30, 2010 and June 30, 2009 prepared in accordance with International Financial Reporting Standards (with a reconciliation of the consolidated audited financial statements for the financial year ended June 30, 2010 to Canadian generally accepted accounting principles), and the notes thereto. The auditors of these financial statements have not given their consent to include their audit report in this business acquisition report; and

(c)	attached hereto as Appendix “C” are the unaudited interim consolidated financial statements of Citadel for the three-month interim periods ended September 30, 2010 and September 30, 2009 prepared in accordance with International Financial Reporting Standards (with a reconciliation of the unaudited interim consolidated financial statements for the three month interim period ended September 30, 2010 to Canadian generally accepted accounting principles), and the notes thereto.

APPENDIX “A”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2010

(See attached)

EQUINOX MINERALS LIMITED

Pro-forma Consolidated Balance Sheet

As at September 30, 2010

(unaudited)

in $000’s (USD)	Equinox Minerals Limited	Citadel Resources Group	Canadian GAAP Adjustment	Pro forma adjustments	Note 2(b)	Equinox consolidated Pro forma
ASSETS

Cash and cash equivalents	263,256	197,763	—	(251,792)	i	49,613
				(10,825)	ii
				(112,500)	iii
				(36,288)	iv
Accounts receivable	133,607	10,571	—	(6,534)	iv	137,644
Prepayments	8,507	—	—	—	iv	8,507
Inventories	87,819	—	—	—		87,819

Total Current Assets	493,189	208,334	—	(417,940)		283,583

Restricted cash	25,351	—	—	—		25,351
Property, plant and equipment	1,136,935	238,678	—	1,154,190	v	2,529,803
Intangibles	—	434	—	28	iv	462
Exploration and evaluation assets	—	23,889	—	42,111	v	66,000
Other financial assets	2,247	—	—	—		2,247

Total Non Current Assets	1,164,533	263,001	—	1,196,329		2,623,863

TOTAL ASSETS	1,657,722	471,335	—	778,389		2,907,446

LIABILITIES

Accounts payable and accrued liabilities	64,204	15,847	—	(15,814)	iv	64,237
Income tax payable	—	—	—	2,233	iv	2,233
Current portion of long term debt	121,692	—	—	—		121,692
Current portion of derivative instruments	56,496	—	—	—		56,496
Other current liabilities	22,454	3,488	—	4,935	iv	30,877

Total Current Liabilities	264,846	19,335	—	(8,645)		275,535

Long term debt	333,463	—	—	—		333,463
Income tax liability	6,727	—	—	—		6,727
Deferred tax liability	98,863	14,020	—	243,703	iv	356,586
Asset retirement obligation	7,894	—	—	—		7,894
Long term compensation	5,545	—	—	—		5,545
Provisions	—	164	—	(164)	iv	—
Other payables	80,378	—	—	—		80,378

Total Non Current Liabilities	532,870	14,185	—	243,539		790,593
						—

TOTAL LIABILITIES	797,716	33,519	—	234,893		1,066,129

Net Assets	860,006	437,815	—	543,496		1,841,317

SHAREHOLDERS EQUITY
Share capital	739,511	492,277	—	(426,727)	vi	1,731,647
				992,136	i
				(65,550)	iii
Retained / (deficit) earnings	102,401	(121,365)	—	121,365	vi	91,576
				(10,825)	ii
Contributed surplus	16,480	—	—			16,480
Accumulated other comprehensive income / (loss) (net of tax)	1,614	—	—			1,614
Reserves	—	(45,047)	—	(19,953)	vi	—
				65,000	iii
Non-controlling interest	—	111,950	—	(111,950)	iii	—

TOTAL SHAREHOLDERS EQUITY	860,006	437,815	—	543,496		1,841,317

EQUINOX MINERALS LIMITED

Pro-forma Consolidated Statement of Income

For the twelve months to December 31, 2009

(unaudited)

in $000’s (USD)	Equinox Minerals Limited	Citadel Resources Group	Canadian GAAP Adjustments	Pro forma adjustments	Note Ref	Equinox consolidated Pro forma
Sales	531,962	—	—	—		531,962
Smelter Treatment Charges	(63,483)	—	—	—		(63,483)

Net Sales Revenue	468,479	—	—	—		468,479

Direct and indirect mining costs	(212,016)	—	—	—		(212,016)
Amortisation and depletion	(46,688)	—	—	—		(46,688)
Royalties	(14,114)	—	—	—		(14,114)

Cost of sales	(272,818)	—	—	—		(272,818)

Expenses
Derivative loss / (gain)	(329,826)	—	—	—		(329,826)
Exploration	(5,119)	(2,099)	—	—		(7,218)
General and administration	(10,241)	(7,940)	—	—		(18,181)
Financing costs	(76,871)	(256)	—	—		(77,127)
Incentive stock options expensed	(1,989)	(1,578)	—	—		(3,567)
Other income / (expense)	(11,578)	194	—	—		(11,384)

Total Expenses	(435,624)	(11,680)	—	—		(447,304)

(Loss) / income before income tax and non-controlling interests	(239,963)	(11,680)	—	—		(251,643)
Income tax benefit / (expense)	56,900	(2,034)	—	—		54,866
Gain from discontinued operations, net of income taxes	—	—	—	—		—

Net income / (loss)	(183,063)	(13,713)	—	—		(196,776)

Note: No pro forma adjustment to earnings has been made to amortisation and depletion expense in respect to the fair value adjustment arising on the acquisition of Citadel as Citadel’s assets are not yet productive.

EQUINOX MINERALS LIMITED

Pro-forma Consolidated Statement of Income

For the nine months to September 30, 2010

(unaudited)

in $000’s (USD)	Equinox Minerals Limited	Citadel Resources Group	Canadian GAAP Adjustments	Pro forma adjustments	Note Ref	Equinox consolidated Pro forma
Sales	721,277	—	—	—	—	721,277
Smelter Treatment Charges	(76,950)	—	—	—	—	(76,950)

Net Sales Revenue	644,327	—	—	—	—	644,327

Direct and indirect mining costs	(229,801)	—	—	—	—	(229,801)
Amortisation and depletion	(54,093)	—	—	—	—	(54,093)
Royalties	(20,866)	—	—	—	—	(20,866)

Cost of sales	(304,760)	—	—	—	—	(304,760)

Expenses
Derivative loss / (gain)	(8,837)	—	—	—	—	(8,837)
Exploration	(3,670)	(3,794)	—	—	—	(7,464)
General and administration	(9,868)	(5,253)	—	—	—	(15,121)
Financing costs	(27,377)	(698)	—	—	—	(28,075)
Incentive stock options	(3,570)	(719)	—	—	—	(4,289)
Other income / (expense)	(16,198)	(14,222)	—	—	—	(30,420)

Total Expenses	(69,520)	(24,686)	—	—	—	(94,206)

(Loss) / income before income tax and non-controlling interests	270,047	(24,686)	—	—	—	245,361
Income tax benefit / (expense)	(92,926)	31	—	—	—	(92,895)

Net (Loss) / income	177,121	(24,655)	—	—	—	152,466

Note: No pro forma adjustment to earnings has been made to amortisation and depletion expense in respect to the fair value adjustment arising on the acquisition of Citadel as Citadel’s assets are not yet productive.

1. Basis of presentation

The unaudited pro forma consolidated financial statements (the “Statements”) give effect to the acquisition (the “Acquisition”) by Equinox Resources Limited, a wholly owned subsidiary of Equinox Minerals Limited (the “Company”), of all of the outstanding common shares (the “Citadel Common Shares”) as if they occurred on September 30, 2009 for the purposes of the pro forma consolidated balance sheet and as at January 1, 2009, for the purposes of the pro forma consolidated statement of earnings. The Statements have been prepared by management in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

The unaudited pro forma consolidated balance sheet as at September 30, 2010 and the unaudited pro forma consolidated statement of earnings for the nine months ended September 30, 2010 and for the year ended December 31, 2009 using the following information:

a)	the unaudited consolidated financial statements of the Company as of and for the nine-month period ended September 30, 2010 prepared in accordance with Canadian GAAP;

b)	the audited consolidated financial statements of the Company as of and for the year ended December 31, 2009 prepared in accordance with Canadian GAAP;

c)	Citadel has a financial reporting year end of June 30. In order to derive the historical results of Citadel for the year ended December 31, 2009 and the nine month period ended September 30, 2010 the following information was used:

a.	the unaudited half year financial statements of Citadel as of and for six month period ended December 31, 2008 prepared in accordance with the Australian equivalents of International Financial Reporting Standards (“A-IFRS”);

b.	the audited financial statements of Citadel for the year ended June 30, 2009 prepared in accordance with A-IFRS;

c.	the unaudited interim financial statements of Citadel as of an for the six month period ended December 31, 2009 prepared in accordance with A-IFRS;

d.	the audited financial statements of Citadel for the year ended June 30, 2010 prepared in accordance with A-IFRS;

e.	the unaudited financial statements of Citadel as of and for the three month period ended September 30, 2010; and

d)	such other supplementary information as was considered necessary to reflect the Acquisition in the Statements.

The information relating to Citadel included in the Statements was derived from publicly available documents supplemented by information provided by Citadel.

For the purposes of the Statements, the purchase method of accounting has been used for the Acquisition described above. The Statements do not include any special items such as integration costs or operating synergies that may be incurred by The Company as a result of the acquisition.

Citadel’s historical information was prepared using A-IFRS, which differs in certain material respects from Canadian GAAP. None of the differences between these accounting frameworks materially impact Citadel’s financial statements as prepared under A-IFRS.

The Australian dollar to US dollar exchange rate used to convert Citadel information as of September 30, 2010 was 0.9701. The average Australian dollar to US dollar exchange rates used to convert information for the year ended December 31, 2009 and for the nine month period ended September 30, 2010 were 0.7927 and 0.8970, respectively.

The Statements are not intended to reflect the results of operations or the financial position that would have resulted had the Acquisition been effected on the dates indicated, or the results that may be obtained in the future. The Statements should be read in conjunction with the description of the Acquisition, the consolidated financial statements of The Company and Citadel referenced above and other information that The Company and Citadel have filed with the Toronto Stock Exchange (“TSX”) and the Australian Securities Exchange Limited (“ASX”), respectively.

2. Acquisition of Citadel

(a)	Pursuant to the Offer the Company has acquired all the issued and outstanding Citadel Common Shares for a mixture of cash and common shares. The shareholders of Citadel received a combination of 169,233,978 Equinox shares and US$251.79 million in cash representing an aggregate value of $1243.93 million.

The Statements assume the following:

i.	the total number of outstanding Citadel Common Shares is 2,420 million as at December 17, 2010. All of these Citadel Common Shares were acquired by the Company under the terms of the Offer to purchase the Citadel Common Shares per the Bid Implementation Agreement dated October 24, 2010; and

ii.	for purposes of calculating the share component of the purchase consideration used in the Statements, is the average of the actual price of Equinox Shares on the TSX over the period to the date of closure of the Citadel Offer. For purposes of calculating the cash component of the purchase consideration used in the Statements an Australian Dollar to US Dollar exchange rate of 0.9972 was used which represents the average exchange rates on the dates of cash payment over the period to the date of closure of the Citadel Offer.

(b)	The allocation of the purchase price is based upon management’s preliminary estimate and certain assumptions with respect to the fair value increment associated with the assets acquired and the liabilities assumed. Equinox is currently completing a full and detailed valuation of the Citadel assets acquired. Therefore, it is likely that the fair values of net assets acquired will vary from those shown in the Statements and the differences may be material.

The preliminary purchase price allocation is subject to change and is summarised as follows:

Acquisition of Citadel	US$ 000’s
Issuance of Equinox common shares	992,136
Cash consideration	251,792

Purchase consideration	1,243,929

The purchase price was allocated as follows:
Cash and cash equivalents	161,475
Net working capital	(6,653)
Property, plant and equipment	1,038
Intangibles	462
Exploration assets	66,000
Mining rights	1,391,830
Cash commitment for residual 30% interest in Bariq Mining Ltd	(112,500)
Net deferred tax liabilities	(257,723)

Total purchase price allocated	1,243,929

The pro forma consolidated financial statements incorporate the following pro forma assumptions:

i.	This pro forma adjustment reflects a consideration of US$251.79 million in cash and the issue of 169,233,978 Equinox shares valued at US$992.14 million.

ii.	This assumption provides for the expensing of Equinox’s costs associated with the acquisition of Citadel totalling US$10.83 million. It is assumed that share issuance costs are an immaterial amount of this total. Due to the non recurring nature of the expense, transaction costs are not reflected as a statement of income pro forma adjustment. These costs have not been tax effected.

iii.	On September 8, 2010, Citadel announced that agreement had been reached with joint venture partners Abdul Hadi Al Qahtani and Partners for Maritime Oilfield Services Limited (“AQM”) and Dr Said Al-Qahtani for Citadel to acquire the remaining 30% shareholding of Bariq Mining Limited for $112.5 million. This transaction was approved by shareholders on November 3, 2010. The consideration for this transaction was as follows:

a.	US$12.5 million deposit payable in cash; and

b.	US$100 million payable in cash or a combination of cash/shares of Citadel. Citadel has until 30 June 2011 to deposit into an escrow account the cash consideration necessary to complete this transaction.

iv.	This pro forma adjustment reflects the movement in the book value of assets and liabilities between the date of the pro forma balance sheet of 30 September 2010 and the date of acquisition of Citadel of 17 December 2010.

v.	This preliminary assessment of the acquisition of Citadel gives rise to an increase in the fair value of property, plant, equipment and exploration assets of US$1.196 billion (as set out in the table below) and an adjustment to the deferred tax liability of US$243.7 million. The assessment is subject to change once the values of all assets and liabilities acquired have been finalised:

Preliminary increase in the fair value of Citadel assets acquired	US$ 000’s
Property, plant, equipment, exploration and mine under construction.	1,458,868
Less: Book value of property, plant, equipment, exploration and mine under construction.	262,567

Adjustment to Property, plant, equipment, exploration and mine under construction.	1,196,301

vi.	These pro forma adjustments eliminate the historical equity accounts of Citadel.

3. Earnings per share

The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	Basic		Diluted
	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
Weighted average number of shares (thousands)
Equinox’s issued and outstanding	707,587	670,385	720,267	683,665
Equinox’s shares issued to acquire Citadel	169,234	169,234	169,234	169,234

Pro forma basic weighted average shares of Equinox	876,821	839,619	889,501	852,899

Pro forma adjusted income / (loss)	152,466	(196,776)	152,466	(196,776)

Pro forma adjusted income / (loss) per share	0.17	(0.23)	0.17	(0.23)

4. Reconciliation of Reporting Period

For the preparation of the Statements an acquired entity’s statement of income should be brought up to the registrant’s fiscal year. Equinox has a year end of December 31 and Citadel had a year end of June 30. As such a reconciliation has been performed to bring Citadel’s reporting in line with Equinox.

CITADEL RESOURCE GROUP LIMITED

Consolidated Statement of Income

For the twelve months ended December, 31, 2009

	A$	A$	A$	A$	US$
		Less	Add		Citadel
$ in 000s	Twelve months June 30, 2009	Six months December 31, 2008	Six months December 31, 2009	Twelve months December 31, 2009	Twelve months December 31, 2009

Exploration	(1,276)	(263)	(1,635)	(2,648)	(2,099)
General Administration	(8,615)	(3,358)	(4,760)	(10,017)	(7,940)
Financing costs	(2)	(2)	(323)	(323)	(256)
Incentive stock options	(1,762)	—	(230)	(1,991)	(1,578)
Impairment of non-current assets	(84,963)	(84,963)	—	—	—
Other income / (expense)	(79)	(499)	(175)	245	194

Loss before income tax expenses	(96,696)	(89,085)	(7,123)	(14,734)	(11,680)

Income tax benefit	16,993	16,993	(2,565)	(2,565)	(2,034)

Loss after tax from continuing operations	(79,703)	(72,092)	(9,688)	(17,299)	(13,713)

CITADEL RESOURCE GROUP LIMITED

Consolidated Statement of Income

For the nine months ended September, 30, 2010

	A$	A$	A$	A$	US$
		Less	Add		Citadel
$ in 000s	Twelve months June 30, 2010	Six months December 31, 2009	Three months September 30, 2010	Nine months September 30, 2010	Nine months September 30, 2010

Exploration	(4,973)	(1,635)	(892)	(4,230)	(3,794)
General Administration	(8,679)	(4,760)	(1,938)	(5,856)	(5,253)
Financing costs	(1,101)	(323)	—	(778)	(698)
Incentive stock options	(972)	(230)	(59)	(802)	(719)
Other income / (expense)	(611)	(175)	(15,420)	(15,856)	(14,222)

Loss before income tax expenses	(16,335)	(7,123)	(18,309)	(27,522)	(24,686)

Income tax benefit	(2,531)	(2,565)	—	34	31

Loss after tax from continuing operations	(18,866)	(9,688)	(18,309)	(27,487)	(24,655)

APPENDIX “B”

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2010

(See attached)

CITADEL RESOURCE GROUP LIMITED

ABN 92 009 727 959

FINANCIAL STATEMENTS

For the year ended 30 June 2010

DIRECTORS’ REPORT

Your Directors present their report on the consolidated entity consisting of Citadel Resource Group Limited (Company) and its controlled entities for the year ended 30 June 2010 (financial year). Citadel Resource Group Limited is a company limited by shares that is incorporated and domiciled in Australia.

Directors

The directors of the Company during the financial year and up to the date of this report are:

Current Directors

Andrew Thomson (Chairman)

Inés Scotland (Managing Director and Chief Executive Officer)

David Regan

Gary Scanlan (appointed as Non-Executive Director on 14 December 2009)

Peter Lester (appointed as Executive Director on 1 October 2009)

Past Directors

Fletcher Quinn (retired 27 November 2009)

Ralph Stagg (retired 30 June 2010)

Principal Activities

The principal activities of the Company during the financial year were the development of the Jabal Sayid copper and gold project and exploration for base and precious metals in the Arabian Shield in the Kingdom of Saudi Arabia.

Review of Operations and State of Affairs

A review of the operations of the Company during the financial year are set out in the Chairman’s Letter, the Chief Executive Officer’s Report and the Building Potential section of this Report.

Significant changes in the state of affairs of the Company that occurred during the financial year and significant post-balance date events are set out below and in the Building Potential section of this Report:

•

There were significant changes to the composition of the Board during the year. Mr Fletcher Quinn ceased as a director on 27 November 2009, Mr Ralph Stagg ceased as a director on 30 June 2010, Mr Peter Lester commenced as an Executive Director on 1 October 2009 and Mr Gary Scanlan commenced as a Non-Executive Director on 14 December 2009.

•

On 19 August 2009 the Company entered into a $25 million share subscription agreement and copper concentrate off-take arrangement with Transamine SA, a global non-ferrous trading house, for the sale of 50,000 dry metric tonnes per annum of copper concentrate from the Jabal Sayid mine at market terms for 5 years from the commencement of production.

•

Riyad Bank and West LB were mandated as joint lead advisors in relation to the arranging of the Jabal Sayid project. A term sheet was agreed and West LB secured credit approval subject to final documentation for their application as a Joint Lead Arranger of the project finance facility. Expressions of interest were also received from a group of Saudi and international banks with responses exceeding the debt level planned for the project.

•

The Definitive Feasibility Study for the Jabal Sayid Project was completed in December 2009 with results announced to ASX on 14 December 2009, demonstrating that the Jabal Sayid Project is both technically and financially robust, with a mining inventory of 26.3Mt, with 24.4Mt in Reserves (93%) at a copper grade of 2.3% based on Lodes 2 and 4 only.

•	The Exploitation (mining) Licence for the Jabal Sayid Project was granted to Bariq Mining Limited in May 2010 with a 30 year term (renewable), no mineral royalties and a corporate tax rate of 20%.

•	A maiden Resource of 467,000oz gold equivalent (Au-Ag) was announced in June 2010 for the Jabal Shayban Project.

•

On 18 June 2010 Citadel entered into an agreement with its joint venture partner, Central Mining Investments Ltd, for Citadel to move to a holding of 70% in Bariq Mining Limited, the owner of the Jabal Sayid project, in consideration of Citadel funding CMCI’s remaining 30% share of equity contributions to project capital. As the acquisition of a further 20% interest in Bariq comprised the acquisition of a substantial asset from a substantial holder of Citadel’s securities under the ASX Listing Rules, it was subject to the approval of Citadel’s shareholders which was obtained at an Extraordinary General Meeting of shareholders held on 25 August 2010.

•

On 21 June 2010 the Company launched an accelerated pro rata non-renounceable entitlement offer (Entitlement Offer) to raise funds for the ongoing development of the Jabal Sayid Project and for corporate, exploration and project evaluation costs. Under the Entitlement Offer eligible shareholders were invited to subscribe for 3 new Citadel shares for every existing 4 shares held as at 24 June 2010, at an offer price of 29 cents per share. The institutional portion of the Entitlement Offer closed on 22 June 2010 oversubscribed and raised gross proceeds of approximately $250.8 million. Approximately 865 million shares which were taken up under the Institutional Entitlement Offer and were issued on 30 June 2010. The retail portion of the Entitlement Offer opened on 29 June 2010 and closed on 19 July 2010 having raised an additional approximate $11.2 million with the issue of a further 28,715,303 shares.

•

SNC-Lavalin were appointed as the Engineering, Procurement and Construction Manager for the Jabal Sayid Project and Byrnecut International as the contract underground miners. Mobilisation of the engineering and owners teams associated with both the surface and mine development works commenced with the refurbishment of existing buildings and a light vehicle workshop.

There have been no other subsequent events since the end of the financial year that has significantly affected, or may significantly affect the Company’s operations, the results of operations or state of affairs of the Company for the financial year.

Share Capital

Major changes in the share capital of the Company during the financial year were as follows:

•	72,641,018 ordinary shares were issued to Transaminvest SA on 28 August 2009 for a total consideration of $25 million.

•	All partly paid shares issued by the Company were converted to ordinary shares as a result of completion of the final call announced by the Company in November 2009.

•

A shareholder sale facility in relation to unmarketable parcels announced by the Company in September 2009 was completed resulting in the sale of 176,256 ordinary shares and removal of approximately 700 shareholders with unmarketable parcels.

•	Unlisted options exercisable at $0.20 and expiring 31 December 2009 were either exercised or cancelled.

•

864,984,268 ordinary shares were issued on 30 June 2010 upon completion of the institutional portion of the Company’s Retail Entitlement Offer. A further 38,715,303 ordinary shares were issued after the financial year on 27 July 2010 upon completion of the retail portion of the Company’s Retail Entitlement Offer.

Share transactions are summarised in the table below:

2010 $
An increase in contributed equity of $263,205,990 (from $234,101,690) to $497,307,680 as a result of:
Conversion of 33,187,060 partly paid to fully paid ordinary shares	929,681
The issue of 8,751,300 options at $0.20 to fully paid ordinary shares	1,750,260
The issue of 72,641,018 fully paid ordinary shares at $0.3441 to Transaminvest SA	25,000,000
The issue of 864,984,268 fully paid ordinary shares at $0.290 to sophisticated/professional investors	250,845,438
The issue of 183,614 fully paid ordinary shares at $0.351 to employees under the Employee Share Scheme	64,448
The issue of 227,435 fully paid shares at $0.2669 to creditors of the company	60,717
Transaction costs arising on share issues	(15,444,554)
Net increase in ordinary share capital	263,205,990

Operating results

Information about the Company’s financial position is included in the financial statements in this Report.

The Citadel Group incurred an after tax loss of $18,866,290 for the financial year (2009: $79,703,262).

Since there are no retained earnings or profit for the financial year, no dividends were paid or recommended for payment during or since the end of the financial year.

Likely Developments and Expected Results of Operations

Information on the development of the Company and likely developments in future years is set out in the Chairman’s Letter, the Chief Executive Officer’s Report and the Building Potential section of this Report. The Directors believe that disclosure of additional information regarding likely developments in the operations and expected results is likely to result in unreasonable prejudice to the Company.

The Directors, having made appropriate enquiries, consider that the Company has adequate resources to continue its operations for the foreseeable future and have therefore continued to adopted the going-concern basis in preparing the financial statements.

Information on Directors and Officers

Directors at the date of this report

Andrew Peter Thomson Non-Executive Director and Chairman

BA LLB LLM

Experience and expertise

Appointed Chairman on 16 June 2008, Mr. Thomson is a graduate of the Law Faculty – University of Melbourne, Keio University Tokyo and Georgetown University Law Centre. Mr. Thomson is fluent in Japanese, Mandarin and Arabic and specialises in the Middle East. He is a former Member of the House of Representatives, serving as Parliamentary Secretary for Foreign Affairs, Minister for Sport and Tourism and Minister assisting the Prime Minister for the 2000 Olympic Games. From 2001 to 2005 he served at the World Bank as an Assistant and Acting Executive Secretary of the Inspection Panel. These days Mr Thomson lives and works in Beijing, Abu Dhabi, and Saudi Arabia. Apart from his duties as Chairman of Citadel Resources Group he also serves as an advisor to Aviva Investors and as Special Counsel with Minter Ellison Lawyers.

Other current listed entity directorships

Chairman Athena Resources Limited since 30 November 2009

Former listed entity directorships in last 3 years

None

Special Responsibilities during the financial year

Chairman, Chairman of the Nomination and Remuneration Committee and a member of the Audit, Business Risk and Compliance Committee.

Inés Scotland Managing Director and Chief Executive Officer

B App.Sc and MAICD

Experience and expertise

Appointed a Director on 30 November 2007, Ms. Scotland has over twenty years experience in the mining industry in large scale gold and copper companies in Australia, Papua New Guinea, USA and the Middle East. She is experienced in managing operations in diverse cultures. This has included working for Rio Tinto companies including Comalco, Lihir and Kennecott Utah Copper. Ms Scotland has spent considerable time in the Middle East and Saudi Arabia since 2004 and is the Managing Director of Bariq Mining Limited, the Saudi Company holding the Jabal Sayid project.

Other current listed entity directorships

None

Former listed entity directorships in last 3 years

None

Special Responsibilities during the financial year

Managing Director appointed 30 November 2007

David Gerard Michael Regan Non-Executive Director

LLB (University of Sydney)

Experience and expertise

Appointed a Director on 18 December 2007, Mr. Regan holds a Bachelor of Laws from Sydney University and completed the Program for Management Development at Harvard Business School in 1993. He has significant experience in the resources industry in the Middle East and Northern Africa. He was Vice President (Algeria) and VP Business Development North Africa and Middle East Regions for BHP Billiton from 1996 to 2004. Prior to that he held a number of positions with Arco Coal in the Middle East, North Africa, Australia and USA. Since 2005 Mr Regan has also been acting as a consultant and adviser to companies wishing to invest in resource projects in North Africa

Other current listed entity directorships

None

Former listed entity directorships in last 3 years

None

Special Responsibilities during the financial year

Chairman of the Audit, Business Risk and Compliance Committee until 10 March 2010 and member of that Committee from 26 August 2010

Member of the Nomination and Remuneration Committee from 10 March 2010

Gary Scanlan Non-Executive Director

FAusIMM; ACA

Experience and expertise

Appointed to the Board as a Non-Executive Director in December 2009, Mr Scanlan has a strong mining finance, management and accounting background having started his career with ten years at Price Waterhouse & Co, followed by over twenty five years direct experience in the exploration, evaluation, development, financing and administration of mining projects in Australia and overseas. Mr Scanlan is currently the Managing Director and CEO of Castlemaine Goldfields Limited and a Non-Executive Director of Red5 Limited. He has previously worked in executive positions including 18 years with Newcrest Mining Limited and Newmont Mining in Australia. Mr Scanlan is an Associate Chartered Accountant, a Fellow of the Australasian Institute of Mining and Metallurgy and Councillor of the Minerals Council of Australia – Victorian Division.

Other current listed entity directorships

Castlemaine Goldfields Limited – Managing Director and CEO

Red5 Limited – Non-Executive Director

Former listed entity directorships in last 3 years

None

Special Responsibilities during the financial year

Chairman of the Audit Business Risk and Compliance Committee from 10 March 2010 Member of the Nomination and Remuneration Committee from 26 August 2010

Peter Lester Executive Director

BEng (Mining – Hons), MAICD

Experience and expertise

Appointed as a Director on 1st October 2009, Mr Lester is an engineer with over 35 years in the mining industry in various roles including engineering, project management, corporate and financial advisory services and in business development roles with responsibility for strategic planning and corporate development. Mr Lester has worked for North Ltd, Newcrest Mining Limited and most recently with Oxiana Limited and OZ Minerals Limited as Executive General Manager – Business Development.

Other current listed entity directorships

Toro Energy Limited – Non-Executive Director

Former listed entity directorships in last 3 years

Nil

Special Responsibilities during the financial year

Executive Director

Former Directors

Fletcher Christenson Quinn, a Non-Executive Director, retired effective 27 November 2009, having been a director of the Company since August 2006.

Ralph Nicholas Stagg, a Non-Executive Director, retired effective 30 June 2010, having been a director of the Company since November 2007.

Company Secretary

Sue-Ann Higgins General Counsel and Company Secretary

BA LLB(Hons) ACIS MAICD

Ms Higgins was appointed as Company Secretary on 30 June 2009. Ms. Higgins is an Australian Legal Practitioner with over 20 years experience in the mineral resources industry having held senior in-house legal positions in ARCO Coal Australia Inc, WMC Resources Ltd and Oxiana Limited. She is an Associate of the Institute of Chartered Secretaries Australia, a member of the AICD and a member of the Victorian Branch of AMPLA – the Resources and Energy Law Association.

Meetings of Directors

The Directors attendances at Directors’ meetings held during the year were:

Board Meetings	No. Attended	No. Held*
Andrew Thomson	11	11
Inés Scotland	11	11
Ralph Stagg	11	11
David Regan	11	11
Fletcher Quinn	4	4
Gary Scanlan	6	6
Peter Lester	9	9

Nomination and Remuneration Committee	No. Attended	No. Held*
Andrew Thomson	3	3
Fletcher Quinn	2	2
David Regan	1	1

Audit, Business Risk and Compliance Committee	No. Attended	No. Held*
David Regan	4	4
Ralph Stagg	5	5
Andrew Thomson	5	5
Gary Scanlan	1	1

*	Reflects the maximum number of meetings each director was eligible to attend.

Directors interests

The relevant interests of each current Director in the ordinary shares and options of the Company at the date of this report are:

	Ordinary Shares held directly	Ordinary Shares held indirectly	Options held directly		Options held indirectly
Andrew Thomson	65,400	nil	nil		nil
Inés Scotland	nil	105,307,471	nil		14,400,180	[1]
David Regan	nil	nil	1,000,000	[2]	nil
Gary Scanlan	nil	150,000	nil		nil
Peter Lester	1,000,000	nil	nil		nil

Safety and Environmental Performance

The Company is committed to ensuring healthy, safe and environmentally sustainable work practices across all of its operations.

During the financial year:

•	There were no reportable environmental non-compliances at any of the Company’s operations;

•	There were no lost time injuries at any of the Company’s operations with a total of 178,992 man hours worked in relation to the Jabal Sayid Project.

In 2009 an Environmental and Social Impact Assessment (ESIA) was conducted by the Saudi environmental consulting firm of Arensco, in conjunction with Wardell Armstrong of the UK. The ESIA was developed in accordance with Saudi Arabian National Standards and the requirements of the international lending institutions who abide by the Equator Principles as part of the lending decision making process. The detailed requirements of an ESIA process and report for lending institutions are provided by the International Finance Corporation (IFC). By applying the IFC standards and guidelines to the Jabal Sayid Project, the Company has ensured that a high level of importance is placed on the environmental and social aspects of the project.

The aim of any environment and social impact assessment process must be to identify potential impacts on the environment and if possible, alter the design of the Project to remove the potential impact. This is termed inherent mitigation and through this iterative process of impact identification and design review, it is possible to minimise potential impacts of any project. Arensco worked with the Company and its other consultants to develop the Project in a manner that removes or reduces the significance of impacts.

The ESIA process identified a number of environmental elements considered valued or sensitive environmental receptors that may be affected by the Jabal Sayid Project, including local residents, air quality, agricultural activities, archaeological artefacts, plants and animals, soil and ground

[1]	Options exercisable at $0.1968 and expiring 31 December 2010
[2]	Options exercisable at $0.2968 and expiring 27 November 2014 water quality and traffic and transportation. Measures were adopted in the ESIA to remove or reduce the significance of these impacts.

The Jabal Sayid site is contained within a nominated mining reserve, has a history of disturbance related to exploration and development activities and there is long history of mining at nearby Mahd Adh Dahab.

Community consultation occurred during 2009 as part of the ESIA process. The ESIA consultants reported that the local people are supportive of the Project and are looking forward to the employment opportunities. Major concerns of the community relate to protection of the water supply and avoidance of environmental harm or contamination. The ESIA and Project design has effectively dealt with these concerns.

The ESIA has concluded that the development of the Jabal Sayid Project will have both positive and adverse environmental and social effects. The positive effects relate primarily to local and national economics such as employment and exports. Adverse effects on a number of environmental receptors are predicted however none is considered to be of such severity to outweigh the benefits of the Project and all can be mitigated to result in an acceptable residual impact.

The Company’s Jabal Sayid Project Director will lead the workplace health and safety drive. An experienced Health and Safety (H&S) Senior Manager has been appointed to set policy and develop a Project Health and Safety Management Plan. This will draw on the plans of the underground mining and EPCM contractor’s Health and Safety Management Plans.

Safety inductions, safe behaviour observations (SBO’s), job hazard analyses (JHA’s), toolbox discussions and workplace inspections will be at the core of the leading indicators. Targets for the traditional lagging indicators, such as total recordable injury frequency rates (TRIFR), medical treatment rates (MTR) and lost time injury frequency rates (LTIFR), based on Australian Standards, have been set for the Project by the Project Director in consultation with the underground mining contractor and the EPCM contractor.

Insurance and Indemnity

Rule 80.1 of the Company’s Constitution requires the Company to indemnify each Officer (as defined in section 9 of the Corporations Act 2001) against liability incurred by the person as such an Officer, to the extent permitted by law. The Rule further requires the Company to indemnify an Officer or Auditor of the Company against liability for costs and expenses incurred by the person in defending proceedings, whether civil or criminal, in which judgment is given in favour of the person or in which the person is acquitted or in connection with an application in relation to such proceedings, in which the court grants relief to the person under the Corporations Act 2001. The Directors of the Company, the Company Secretary and other executive officers of the Company named in this Report have the benefit of this requirement, as do individuals who formerly held one of those positions.

In accordance with this requirement, the Company has entered into Deeds of Indemnity, Insurance and Access with each of the current and former Directors named in this Report, the Company Secretary, Chief Financial Officer and Commercial Manager. The Company intends to enter into such Deeds with all executive officers of the Company as well as other Officers who are directors of a controlled entity of Citadel in conformity with Rule 80.1. The Company has a policy that it will, as a general rule, support and hold harmless any employee who, while acting in good faith, incurs personal liability to others as a result of working for the Company.

The Company has insured against amounts that it may be liable to pay to Directors and Officers for liability and expenses arising as a result of work performed in their respective capacities, to the extent permitted by law. Details of the nature of liabilities covered or the amount of the premium paid in respect of the directors’ and officers’ liability insurance contract has not been disclosed in this report, as, in accordance with normal commercial practice, such disclosure is prohibited under the terms of the contract.

Proceedings on behalf of the consolidated entity

At the date of this Report no proceedings have been brought on behalf of the Company nor any application made under section 237 of the Corporations Act 2001.

Audit and non-audit services

The Company’s External Auditors Policy permits the Company to engage the external auditor to provide non-audit services (that are not Excluded Services, as defined in the Policy) subject to prior approval of the Chief Financial Officer or the Audit Committee, depending on the nature and value of the services to be provided.

The Directors are satisfied that the provision of non-audit services by the auditor, as set out in the table below, did not compromise the auditor independence requirements of the Corporations Act 2001 for the following reasons:

•	all of the non-audit services have been reviewed by the Board of Directors to ensure they do not impact the integrity and objectivity of the auditor; and

•

none of the services undermine the general principles relating to auditor independence as set out in APES 110, including reviewing or auditing the auditor’s own work, acting in a management or a decision-making capacity for the company, acting as advocate for the company or jointly sharing economic risk and rewards.

Details of the amounts paid or payable to the external auditor (BDO) and its related parties for audit and non-audit services provided during the financial year are set out below:

	Consolidated
	2010	2009
AUDIT AND REVIEW
Services – BDO Australia	120,355	161,696
Services – BDO Saudi Arabia	39,445	26,693
Services – BDO Bahrain	13,597	—
NON-AUDIT SERVICES
Other services – taxation – BDO Australia	41,293	31,056
Other services – taxation – BDO Saudi Arabia	1,912	—
Other services – advisory – BDO Australia	94,464	—

	311,066	219,445

External Auditor

A copy of the external auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out on page 70.

Remuneration Report

The remuneration report which has been audited by BDO is set out on pages 12 to 27 and forms part of the Directors’ report.

This report is made in accordance with a resolution of directors pursuant to section 298(2)(a) of the Corporations Act 2001.

Michael Klessens

Director

Toronto

4 March 2011

Remuneration Report

The Remuneration Report for the Company and its controlled entities for the financial year is set out below. This Remuneration Report forms part of the Directors’ Report and has been audited in accordance with the Corporations Act 2001.

1.	The Nomination and Remuneration Committee

The Nomination and Remuneration Committee oversees the remuneration of Directors and Senior Executives of the Company.

The Nomination and Remuneration Committee’s Charter requires that the Committee ensure that the Company’s remuneration framework and policies and practices on remuneration:

a)	Motivate Senior Executives to pursue the long term growth of the Company and are linked to performance;

b)	Are designed to attract and retain high performing Senior Executives and employees;

c)	Are designed to provide a clear link between reward and shareholder value;

d)	Are reasonable and fair; and

e)	Are in line with current governance and legal developments.

The responsibilities of the Committee include:

a)	Monitoring compliance with the Company’s remuneration strategy and framework as approved by the Board and overseeing the implementation of the Company’s remuneration strategy and framework;

b)	Advising the Board on aspects of remuneration that should be subject to shareholder approval and/or disclosure;

c)	Ensuring that fees are paid to Non-Executive Directors are within the aggregate amount approved by shareholders and making recommendations to the Board for any adjustment to this amount at the Annual General Meeting;

d)	Regularly reviewing the Company’s equity based incentive schemes including a consideration of performance thresholds and regulatory and market requirements;

e)	Reviewing all proposed changes to the remuneration and terms of the Directors, CEO and Senior Executives;

f)	Reviewing and approving any proposed termination payments to the CEO and Senior Executives;

g)	Ensuring that the Company’s obligations regarding superannuation and other employment benefits and entitlements are being met;

h)	Ensuring that a process for evaluating the overall performance of the Board (including Committees and Directors) is developed and implemented; and

i)	Ensuring the performance of the CEO and Senior Executives is reviewed against their predetermined key performance indicators.

The Chairman of the Nomination and Remuneration Committee during the financial year was Andrew Thomson, the Chairman of the Company. Mr Fletcher Quinn was the other member of the Committee until his retirement on 27 November 2009. Mr David Regan replaced Mr Quinn as a member of the Committee from 27 November 2009. Mr Gary Scanlan became a member of the Committee on 26 August 2010.

2.	Remuneration Policy

The Company’s Remuneration Policy is designed to remunerate and reward its employees in a manner which is aligned with the business needs and based on current market conditions in the mining industry and countries in which it does business to:

•	encourage the attraction and retention of the best people;

•	reward individual performance;

•	align the rewards and interests of employees with the longer term growth and success of the company; and

•	reward long term improvement in the performance and growth of Citadel.

The Directors are committed to developing and maintaining a remuneration policy and practices that are targeted at the achievement of corporate values and goals and the maximization of shareholder value.

The principles on which the Company’s remuneration and rewards are based are as follows:

•	Attractive and competitive remuneration and benefits aligned with the business needs and based on current market conditions in the mining industry and countries in which it does business.

•	Commitment to good corporate governance, the Code of Ethical Business Conduct and Citadel’s Diversity and Equal Opportunity Policy.

•	A direct link between performance and reward to assist in creation of value for shareholders and the Company.

•	Remuneration processes designed to reward excellence and identify development opportunities.

•	A mix of fixed and at risk remuneration (both short and long term) to ensure motivation, retention and an appropriate focus on the Company’s short term and long term goals.

3.	Details of key management personnel and non-executive directors

This Remuneration Report sets out remuneration information for the Company’s key management personnel during the financial year. Key management personnel include the Non-Executive Directors (NEDs), the Managing Director and Chief Executive Officer (CEO) and other designated senior executives who are accountable for planning, directing and controlling the affairs of the Company (Senior Executives).

Non-Executive Directors during the financial year3

Current

Name	Position	Commencement Date
Andrew Thomson	Chairman	16 June 2008
David Regan	Director	18 December 2007
Gary Scanlan	Director	14 December 2009

[3]	All NEDs are Independent Directors pursuant to the terms of the ASX Corporate Governance Principles and Recommendations, as detailed in Box 2.1 of those Recommendations

Former

Name	Position	Period as NED
Fletcher Quinn	Director	Ceased 27 November 2009
Ralph Stagg	Director	Ceased 30 June 2010

CEO and Senior Executives during the financial year

Name	Position	Employer	Commencement Date
Inés Scotland	Managing Director and Chief Executive Officer	Citadel Resource Group Limited	30 November 2007

Peter Lester	Executive Director	Citadel Resource Group Limited	1 October 2009

Sue-Ann Higgins	General Counsel and Company Secretary	Citadel Resource Group Limited	1 September 2009[4]

Jeff Sells	Chief Financial Officer	Citadel Resource Group Limited	20 October 2008

Ivor Whitefield	Project Director	Citadel Resource Group Limited	10 June 2009

Graham Pratt	General Manager	Bariq Mining Limited	1 April 2009

Brett Butlin	General Manager, Geology	Citadel Resource Group Limited	General Manager from 1 April 2009. (Manager for Exploration prior to this)

4.	Non-Executive Director Remuneration

4.1	Remuneration policy for NEDs

The maximum aggregate amount of NED fees approved by shareholders is fixed at $420,000 per annum. No retirement or other long term benefits are provided to any director other than superannuation to those directors who are also employees resident in Australia at the rate of nine percent. The NEDs can claim reimbursement of out-of-pocket expenses incurred on behalf of the Company.

No remuneration paid to NEDs during the financial year was results based.

NED remuneration is reviewed annually by the Board. NEDs do not receive any form of equity incentive entitlement, bonuses, option or other incentive payments.

Mr David Regan was appointed as a Director of the Company effective 18 December 2007. Mr

[4]	Sue-Ann Higgins commenced as full time employee on 1 September 2009. Prior to this date she was engaged as a consultant on a daily rate.

Regan’s terms of appointment as outlined in his letter of appointment with the Company dated 8 December 2007 (Letter of Appointment) required the Company to arrange for a meeting of its members to be held to approve the issue to Mr Regan of 1,000,000 Options exercisable at 30 cents in four equal tranches of 250,000 Options as follows:

•

Tranche 1 when the average of the daily volume weighted average sale prices (rounded to the nearest full cent) (VWAP) of fully paid ordinary shares in the Company sold on ASX for 10 consecutive trading days equals or exceeds $0.35;

•	Tranche 2 when the VWAP of fully paid ordinary shares in the Company sold on ASX for 10 consecutive trading days equals or exceeds $0.45;

•	Tranche 3 when the VWAP of fully paid ordinary shares in the Company sold on ASX for 10 consecutive trading days equals or exceeds $0.55; and

•	Tranche 4 when the VWAP of fully paid ordinary shares in the Company sold on ASX for 10 consecutive trading days equals or exceeds $0.65.

Shareholder approval for the issue of the Options in accordance with the Company’s obligations under the Letter of Appointment was obtained on 27 November 2009.

It is the policy of the current Board that no offers of options will be made to current or new NEDs in the future.

4.2	Details of Non-Executive Director Remuneration

Remuneration for NEDs for the 2009 financial year was:

Chairman	$100,000 per annum
NEDs	$ 52,000 per annum

Remuneration for NEDs for the 2010 financial year was:

Chairman	$100,000 per annum
NEDs	$ 68,000 per annum

After consideration of the additional workload of NEDs due to board sub-committee obligations, the Board resolved to increase NEDs fees for the financial year to $68,000 per annum. The Chairman’s fees remained at $100,000 per annum.

4.3	Total Remuneration Paid to Non-Executive Directors

Total remuneration paid to Non-Executive Directors for the financial year was $532,829 (2009: $270,000). Payments and non monetary benefits received by Non-Executive Directors individually are set out in the table in section 5.4.

5.	CEO and Senior Executive’s Remuneration Principles

The remuneration paid to the CEO and Senior Executives comprises fixed and at risk components. For the financial year, fixed remuneration represented approximately 63% of the remuneration package of the Senior Executives, other than the CEO and Mr Peter Lester.

The CEO and Mr Peter Lester, as Executive Directors of the Company, did not participate in the Company’s employee equity schemes for the 2009 year, which were offered in January 2010. Fixed remuneration represented approximately 61.3% of Ms Scotland’s remuneration package for the financial year and 100% of Mr Lester’s remuneration package for the financial year. Ines Scotland was paid a cash bonus of $160,000 on 16/7/2010 in relation to her performance for the financial year to June 2010. Peter Lester’s remuneration package includes a short term incentive bonus but as his employment commenced in the fourth quarter of 2009, he did not participate in the short term incentive benefits for that year.

5.1	Fixed Remuneration

Senior Executives’ base remuneration and other benefits (such as statutory superannuation contributions and medical insurance) are fixed. Fixed remuneration reflects the job level, role, responsibilities, knowledge, experience and accountabilities of the individual executive and is set at a level which is competitive, aligned with the business needs and based on current market conditions in the mining industry and countries in which the company does business.

Fixed remuneration is reviewed annually in accordance with the Company’s Performance Management Policy and Procedure and is based on both the Senior Executive’s and the Company’s performance, against criteria such as:

•	the Company’s Values and Policies;

•	the annual objectives and key performance indicators set by the executive’s manager (and the Board in the case of the CEO); and

•	the requirements of an executive’s position as set out in their Position Description (which is reviewed annually as part of the performance review process).

The fixed remuneration paid to the CEO and Senior Executives for the financial year is set out below:

	2010
Executive	Salary/Fees $	Superannuation $	Other benefits $	Total
Inés Scotland	413,000	41,300	31,141	485,441
Peter Lester[5]	271,094	23,250	—	294,344
Sue-Ann Higgins[6]	336,041	32,328	1,016	369,385
Jeff Sells	330,000	43,395	2,820	376,215
Ivor Whitefield	300,000	30,375	—	330,375
Graham Pratt	284,456	—	—	284,456
Brett Butlin	224,605	—	—	224,605

5.2	At Risk Remuneration

At risk remuneration is comprised of both short-term incentives and long-term incentives.

Short-term incentives

Short-term incentives take the form of an annual performance bonus at the percentage rate set out in the Senior Executive’s employment contract.

Short term incentives are designed to focus and motivate Senior Executives on achievement of stretch targets and goals that challenge the Senior Executive beyond their day to day role. Short

[5]	Peter Lester’s salary includes fees paid as a contractor prior to his commencing as an Executive Director on 1 October 2009
[6]	Sue-Ann Higgins’ salary includes fees paid as a contractor prior to her commencing as an employee on 1 September 2009 term incentives assist in the achievement of the Company’s short term goals, avoid much higher levels of fixed remuneration and are necessary as part of a competitive package in the markets in which the Company operates.

An annual performance bonus will comprise a payment of up to a target percentage of a Senior Executives base remuneration. The current percentage for Senior Executives is 35% and for the CEO is 40%. For the 2010 financial year, the target percentages for Senior Executives ranged from 25% to 35% and for the CEO the target percentage was 40%.

Calculation of any Bonus payment will be in accordance with Company’s Performance Management Policy and Procedure and will be based on both the Senior Executive’s and the Company’s performance, against criteria such as:

•	the Company’s Values and Policies;

•	the annual objectives and key performance indicators set by the executive’s manager (and the Board in the case of the CEO); and

•	the requirements of an executive’s position as set out in their Position Description (which is reviewed annually as part of the performance review process).

Payment of any short-term incentive bonus is at the Company’s absolute discretion and may be made in cash or shares, in part or in full.

STI’s payments made to Senior Executives during the financial year are set out in the following table:

	2010
Executive	STI payment $[7]	% of Base Remuneration
Inés Scotland	160,000	38.7%
Peter Lester	—	—
Sue-Ann Higgins	97,200	41%
Jeff Sells	115,500	35%
Ivor Whitefield	37,500	12.5%
Graham Pratt	—	—
Brett Butlin	63,750	28.4%

Long-term incentives

Long Term Incentives assist in the achievement of the Company’s long term goals, are necessary as part of a competitive package in the markets in which the Company operates, create an ownership mindset among participants and ensure business decisions and strategic planning have regard to the Company’s long term performance and growth. Long Term Incentives comprise:

•	Options and Performance Rights granted in accordance with the Company’s Employee Equity Schemes; and

•	Project completion bonuses paid to Project specific employees.

[7]	Cash bonus are payments made and payable to Senior Executives for the 2010 financial year

	2010
Executive	LTI payment $	% of Base Remuneration
Inés Scotland	—	—
Peter Lester	—	—
Sue-Ann Higgins	136,549	57.9%
Jeff Sells	166,893	50.6%
Ivor Whitefield	75,860	25.3%
Graham Pratt	136,209	47.9%
Brett Butlin	90,604	40.3%

Note that the LTI payment is a valuation of options and rights granted under Employee Equity Schemes described below.

Employee Equity Schemes

At the Annual General Meeting held on 26 November 2008, shareholders approved future issues under the following plans for the purposes of Exception 9 of Listing Rule 7.2:

•	The Citadel Resource Group Limited Performance Rights Plan

•	The Citadel Resource Group Limited Option Plan

•	The Citadel Resource Group Limited Restricted Share Plan

No Performance Rights, Options or Shares were allocated or granted under these plans during the 2009 financial year.

In June 2009 the Board approved, in principle, allocations of Performance Rights, Options and Shares to employees of the Company, including Senior Executives.

In December 2009, the Board approved final offers under the employee equity schemes to the Senior Executives (other than Ms Scotland and Mr Lester) on the basis of 60% of the Executive’s salary, with that 60% to be allocated 70% in options and 30% in performance rights. For Executives employed during the 2009 calendar year, offers were made on a pro rata basis. The Options granted expire on 11 June 2014. The original exercise price of the options was $0.2436, which has been adjusted to $0.2404 following completion of the Company’s accelerated pro rata non-renounceable entitlement offer in July 2010, as required by ASX Listing Rule 6.22.2.

Options are exercisable in 3 tranches (with one third of the options exercisable in each tranche) at 11 June 2010, 11 June 2011 and 11 June 2012. The Options are subject to vesting conditions including an employment condition requiring the holder to be an employee at the time of vesting.

Performance Rights vest 3 years from 11 June 2009 and include an Employment Condition and a Performance Condition. The Employment Condition requires that the holder be an employee at the vesting date. The Performance Condition requires satisfaction of a Total Shareholder Return performance hurdle, where the performance of the Company is compared to a comparator group determined by the Board (currently ASX 200 Resources). Where performance of the Company is equal to or better than the 75th percentile, 100% of the rights will vest. Between the 50th and 75th percentiles, there will be a pro rata allocation with the 50th percentile performance resulting in 50% of rights vesting. No rights will vest if performance is below the 50th percentile.

If any Executive ceases employment with the Company before the Vesting Conditions are satisfied, then the unvested equity rights will generally lapse. If cessation is due to death or redundancy, or where the Board consents, some or all of unvested equity rights may vest at the Board’s discretion and subject to the Executive having met previously agreed performance criteria.

In the event of a takeover or change of control of the Company, any unvested equity rights may vest at the Board’s discretion.

Option Awards for Senior Executives are summarised below:

Name	Date of Grant	Expiry Date	Exercise Price[8]	Number granted	Value of Options at Grant Date[9]	Date of Vesting	Number that will vest on relevant date	Number Vested	Number Lapsed
Sue-Ann Higgins	15 February 2010	11 June 2014	$0.2404	771,429	$185,452	11 June 2010 11 June 2011 11 June 2012	257,143 257,143 257,143	257,143	—
Jeff Sells[10]	15 February 2010	11 June 2014	$0.2404	942,858	$226,663	11 June 2010 11 June 2011 11 June 2012	314,286 314,286 314,286	314,286	—
Ivor Whitefield	15 February 2010	11 June 2014	$0.2404	428,572	$103,029	11 June 2010 11 June 2011 11 June 2012	142,858 142,857 142,857	142,858	—
Graham Pratt	15 February 2010	11 June 2014	$0.2404	799,786	$192,269	11 June 2010 11 June 2011 11 June 2012	266,596 266,595 266,595	266,596	—
Brett Butlin	15 February 2010	11 June 2014	$0.2404	511,863	$123,052	11 June 2010 11 June 2011 11 June 2012	170,621 170,621 170,621	170,621	—

[8]	The exercise price was adjusted to $0.2404 from the original exercise price of $0.2436 following completion of the accelerated pro rata non-renounceable entitlement offer
[9]	Note while value is included, options may not vest as vesting is subject to employment and other conditions being satisfied
[10]	Jeff Sells has resigned from the Company effective 31 August 2010, at which time his remaining options will lapse

Performance Rights awards for Senior Executives are summarised below:

Name	Date of Grant	Expiry Date	Number Granted	Date of Vesting[11]	Number Vested	Number Lapsed
Sue-Ann Higgins	15 February 2010	11 June 2013	265,574	11 June 2012	nil	nil
Jeff Sells[12]	15 February 2010	11 June 2013	324,591	11 June 2012	nil	nil
Ivor Whitefield	15 February 2010	11 June 2013	147,541	11 June 2012	nil	nil
Graham Pratt	15 February 2010	11 June 2013	275,337	11 June 2012	nil	nil
Brett Butlin	15 February 2010	11 June 2013	176,216	11 June 2012	nil	nil

Project Completion Bonus

Project specific executives (such as the Jabal Sayid Project Director) may be eligible to receive a completion bonus payment determined by the CEO. Payment of project completion bonuses is to be subject to completion of the final performance tests as specified in the project financing agreements to be entered into by the Company and its financiers for the Jabal Sayid Project or, where no such tests are specified, completion of the final performance tests determined by the Company, to the satisfaction of the Company. Calculation of the completion bonus will be based on the performance of the Jabal Sayid Project including performance in relation to safety, schedule and costs criteria and the Executive meeting key objectives. Specific criteria and objectives are agreed with the Executive’s Manager.

Payment of any completion bonus is at the Company’s absolute discretion and may be made in cash or shares, in part or in full.

5.3	Service Agreements

Current employment contracts with the CEO and Senior Executives are summarised below.

Inés Scotland – Managing Director (from 30 November 2007)

•	Term of agreement – until termination, commencing 1 October 2008.

•	Base remuneration for the year ended 30 June 2010 of AUD $426,000 plus 10% superannuation.

•

Annual bonus of up to 40% of base remuneration may be payable annually. Payment of the bonus is dependent on meeting criteria and measurements based both on financial and share price performance of the Company and the Managing Director’s individual performance as agreed with the Chairman.

•	The agreement may be terminated by the Managing Director giving 3 months notice or the Company giving 12 months notice.

•

Upon termination due to a change in control or redundancy, a termination benefit is payable of 12 months base remuneration, bonus for that 12 month period and bonus for the year in which the agreement is terminated (on a pro rata basis).

[11]	The Date of Vesting is a nominal date, at which time the employee must satisfy an employment condition and other conditions must be satisfied
[12]	Jeff Sells resigned from the Company effective 31 August 2010 at which time his remaining rights will lapse

Peter Lester – Executive Director (from 1 October 2009)

•	Term of agreement – until termination, commencing 1 October 2009.

•	Base remuneration for the year ended 30 June 2010 of AUD $310,000 plus 10% superannuation.

•

Annual bonus of up to 35% of base remuneration may be payable annually. Payment of the bonus is dependent on meeting criteria and measurements based both on financial and share price performance of the Company and the Executive’s individual performance as agreed with the Managing Director.

•	The agreement may be terminated by the Executive giving 3 months notice or the Company giving 12 months notice.

•

Upon termination due to a change in control or redundancy, a termination benefit is payable of 12 months base remuneration and bonus for the year in which the agreement is terminated (on a pro rata basis).

Mr Lester was engaged as a contractor prior to commencement as a full time employee on 1 October 2009 on a rate of $1,500 per day.

Sue-Ann Higgins – General Counsel and Company Secretary (from 1 September 2009)

•	Term of agreement – until termination, commencing 1 September 2009.

•	Base remuneration for the year ended 30 June 2010 of AUD $291,600 plus 10% superannuation.

•

Annual bonus of up to 35% of base remuneration may be payable annually. Payment of the bonus is dependent on meeting criteria and measurements based both on financial and share price performance of the Company and the Executive’s individual performance as agreed with the Managing Director.

•	The agreement may be terminated by the Executive giving 3 months notice or the Company giving 12 months notice.

•

Upon termination due to a change in control or redundancy, a termination benefit is payable of 12 months base remuneration and bonus for the year in which the agreement is terminated (on a pro rata basis).

Ms Higgins was engaged as a contractor prior to commencement as a full time employee on 1 September 2009 on a rate of $1,500 per day.

Jeff Sells – Chief Financial Officer (from 20 October 2008 to effective date of resignation – 31 August 2010)

•	Term of agreement – for three years commencing 20 October 2008.

•	Base remuneration for the year ended 30 June 2010 of AUD $330,000 plus 10% superannuation.

•

Annual bonus of up to 35% of base remuneration may be payable annually. Payment of the bonus is dependent on meeting criteria and measurements based both on financial and share price performance of the Company and the Executive’s individual performance as agreed with the Managing Director.

•	The agreement may be terminated by the Executive giving 3 months notice or the Company giving 12 months notice.

•	Upon termination due to a change in control, a termination benefit is payable of 12 months base remuneration and bonus for the year in which the agreement is terminated (on a pro rata basis).

Ivor Whitefield – Project Director – Jabal Sayid (from 10 June 2009)

•	Term of agreement – for two years commencing 10 June 2009.

•	Base remuneration for the year ended 30 June 2010 of AUD $300,000 plus 9% superannuation.

•

Annual bonus of up to 35% of base remuneration may be payable in December annually. Payment of the bonus is dependent on meeting criteria and measurements based both on financial and share price performance of the Company and the Executive’s individual performance as agreed with the Managing Director.

•	A site allowance of $70,000 per annum will be payable upon the Executive relocating to Saudi Arabia, which is planned for fourth quarter 2010.

•	The agreement may be terminated by either the Executive or the Company giving 3 months notice.

•

A completion bonus of up to $500,000 may be payable upon completion of the Jabal Sayid Project to the satisfaction of the Company. The amount of the bonus payable will be based on the performance of the Jabal Sayid Project in relation to safety, schedule and costs and the Executive meeting key performance objectives.

Graham Pratt – General Manager Bariq Mining Limited (from 1 April 2009)

•	Term of agreement – commencing 1 April 2009 and terminating 6 months following completion of project commissioning of the Jabal Sayid Project.

•

Base remuneration for the year ended 30 June 2010 of USD $ 250,000. Annual bonus of up to 35% of base remuneration may be payable annually. Payment of the bonus is dependent on meeting criteria and measurements based both on financial and share price performance of the Company and the Executive’s individual performance as agreed with the Managing Director.

•	The agreement may be terminated by the Executive or the Company giving 30 days written notice.

•

A completion bonus of up to US$1,000,000 may be payable upon completion of the Jabal Sayid Project to the satisfaction of the Company. The amount of the bonus payable will be based on the performance of the Jabal Sayid Project in relation to safety, schedule and costs and the Executive meeting his key performance objectives.

•

An end of service award as required by the laws of Saudi Arabia, is payable upon termination of the Executive’s employment consisting of a half months pay for each year of service up to 5 years and then one month’s pay for each year thereafter.

Brett Butlin – General Manager Exploration

(from 1 July 2006 – 30 November 2009)

•	The employment agreement is with Vertex Group (Middle East) WLL.

•	Term of agreement – commencing 1 September 2008 and expiring in August 2009.

•	Base remuneration for the year ended 30 June 2010 of USD $ 160,000 p.a.

•	Annual bonus of up to 25% of base remuneration may be payable annually based on performance indicators in relation to exploration activities agreed with the Managing Director.

(from 1 December 2009)

•	Employed by Citadel Resource Group Limited

•	Term of agreement – commencing 1 December 2009.

•	Base remuneration for the year ended 30 June 2010 of $255,000.

•

Annual bonus of up to 35% of base remuneration may be payable annually. Payment of the bonus is dependent on meeting criteria and measurements based both on financial and share price performance of the Company and the Executive’s individual performance as agreed with the Managing Director.

•	The agreement may be terminated by the Executive or the Company giving 3 months notice.

5.4	Total Remuneration Directors, Key Management Personnel and Other Executives of the Company and the Group 2009 and 2010

The following tables show the total remuneration paid to Directors Key Management Personnel and other Executives of the Company and the Group for the 2010 financial year and the 2009 financial year.

Total Remuneration for the 2010 Financial Year

2010	SHORT-TERM EMPLOYEE BENEFITS			POST- EMPLOYMENT BENEFITS	LONG- TERM BENEFITS		SHARE- BASED PAYMENT		% OF RENUMERATION PERFORMANCE RELATED	VALUE OF OPTIONS AS % OF RENUMERATION

NAME	Cash salary and fees $	Cash bonus[13] $	Non- monetary benefits $	Super- annuation $	Long service leave $	Termination benefits $	Shares and options $	Total $

NON-EXECUTIVE DIRECTORS
Andrew Thomson	100,000	—	—	—	—	—	—	100,000	—	—
Fletcher Quinn	28,332	—	—	—	—	—	—	28,332	—	—
David Regan	64,485	—	—	5,615	—	—	229,559	299,659	—	77%
Gary Scanlan	33,794	—	—	3,041	—	—	—	36,835	—	—

FORMER
Ralph Stagg	62,388	—	—	5,615	—	—	—	68,003	—	—

Total	288,999	—	—	14,271	—	—	229,559	532,829

EXECUTIVE-DIRECTORS
Ines Scotland	413,000	160,000	31,141	41,300	—	—	—	645,441	—	—
Peter Lester	271,094	—	—	23,250	—	—	—	294,344	—	—

[13]	Cash bonus are payments made and payable to Senior Executives for the 2010 financial year

OTHER KEY MANAGEMENT PERSONNEL
Jeff Sells	330,000	115,500	2,820	43,395	—	—	166,893	658,608	17.5%	25.3%
Ivor Whitefield	300,000	37,500	—	30,375		—	75,860	443,735	8.5%	17.1%
Graham Pratt	284,456	—	—	—	—	—	136,209	420,665	—	32.4%
Brett Butlin	224,605	63,750	—	—	—	—	90,604	378,959	16.8%	23.9%
Sue-Ann Higgins	336,041	97,200	1,016	32,328	—	—	136,549	603,134	16.1%	22.6%

Total	2,159,196	473,950	34,977	170,648	—	—	606,115	3,444,886	—	—

Total Directors and Key Management Personnel	2,448,195	473,950	34,977	184,919	—	—	835,674	3,977,715

Total Remuneration for the 2009 Financial Year

2009	SHORT-TERM EMPLOYEE BENEFITS			POST- EMPLOYMENT BENEFITS	LONG- TERM BENEFITS		SHARE- BASED PAYMENT		% OF RENUMERATION PERFORMANCE RELATED	VALUE OF OPTIONS AS % OF RENUMERATION

NAME	Cash salary and fees $	Cash bonus $	Non- monetary benefits $	Super- annuation	Long service leave $	Termination benefits $	Shares and options $	Total $
NON-EXECUTIVE DIRECTORS
Andrew Thomson	100,000	—	—	—	—	—	—	100,000	—	—
Ralph Stagg	52,000	—	—	—	—	—	—	52,000	—	—
Fletcher Quinn	50,000	—	—	—	—	—	—	50,000	—	—
David Regan	50,000	—	—	—	—	—	—	50,000	—	—

FORMER
Kris Knauer	18,000	—	—	—	—	—	—	18,000	—	—

Total	270,000	—	—	—	—	—	—	270,000

EXECUTIVE-DIRECTORS
Ines Scotland	376,745	—	85,370	30,000	—	—	—	492,115	—	—

OTHER KEY MANAGEMENT PERSONNEL[14]

[14]	Jeff Sells, Ivor Whitefield and Graham Pratt were employed for part of the 2009 financial year only

Jeff Sells	230,687	—	—	23,069		—	—	253,756	—	—
Ivor Whitefield	17,308	—	—	1,558		—	—	18,866	—	—
Graham Pratt	267,898	—	—	—	—	—	—	267,898	—	—
Brett Butlin	232,967	46,790	—	—	—	—	—	279,757	16.7%	—

FORMER
Michael Hulmes	121,516	—	—	10,465		275,000	—	406,981	—	—
Tim Benfield	108,093	—	—	9,133		60,000		177,226	—	—
Robert Lees	136,454	—	—	—	—	—	—	136,454	—	—

Total	1,491,668	46,790	85,370	74,225	—	335,000	—	2,003,053	—	—

Total Directors and Key Management Personnel	1,761,668	46,790	85,370	74,225	—	335,000	—	2,303,053

Additional Information

No cash bonuses, loans or other remuneration, other than disclosed in this report, have been paid to the named key management personnel in the current year.

End of audited remuneration report.

CITADEL RESOURCE GROUP LIMITED

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2010

	Note		Consolidated	Consolidated	Parent	Parent
			2010	2009	2010	2009
			$	$	$	$

Revenue	6		1,040,848	1,073,583	1,040,806	1,073,262

Impairment of non-current assets	7	(e)	—	(84,962,586)	—	—
Advertising			—	—	—	—
Accounting and audit			(240,519)	(219,444)	(185,566)	(192,752)
Compliance, listing and legal			(707,666)	(435,624)	(571,120)	(416,232)
Consulting fees			(460,324)	(745,339)	(408,320)	(630,705)
Depreciation and amortisation	7	(b)	(354,582)	(232,991)	(160,334)	(82,412)
Directors fees			(303,270)	(264,299)	(303,270)	(264,299)
Employee benefits expense			(4,490,558)	(4,479,960)	(2,792,344)	(3,379,705)
Financing costs	7	(a)	(1,101,139)	(1,538)	(42,852)	(1,538)
Share-based payment			(972,106)	(1,761,577)	(778,184)	(1,761,577)
Exploration and evaluation costs			(4,972,949)	(1,276,197)	(749,549)	(13,628)
Rental costs	7	(d)	(727,429)	(703,541)	(218,474)	(462,019)
Provision for doubtful debts	7	(c)	—	—	—	1,303
Travel expenses			(813,036)	(884,090)	(607,444)	(747,575)
Office expenses			(581,292)	(649,523)	(314,798)	(386,683)
Other expenses			(1,651,351)	(1,152,653)	(673,958)	(851,386)

(Loss) before income tax expense			(16,335,373)	(96,695,779)	(6,765,407)	(8,115,946)
Income tax (expense)/ benefit	8		(2,530,917)	16,992,517	—	—

(Loss) after tax			(18,866,290)	(79,703,262)	(6,765,407)	(8,115,946)

Other comprehensive income
Foreign currency translation differences			(6,607,240)	(14,532,040)	—	—
Income tax on items of other comprehensive income			—	—	—	—

Other comprehensive income, net of tax			(6,607,240)	(14,532,040)	—	—

Total comprehensive (loss) for the period			(25,473,530)	(94,235,302)	(6,765,407)	(8,115,946)

Loss is attributable to:
Owners of Citadel Resource Group Limited			(15,634,722)	(44,730,689)	(6,765,407)	(8,115,946)
Non-controlling interest			(3,231,568)	(34,972,573)	—	—

(Loss) for the period			(18,866,290)	(79,703,262)	(6,765,407)	(8,115,946)

Total comprehensive (loss) is attributable to:
Owners of Citadel Resource Group Limited			(19,362,928)	(52,847,702)	(6,765,407)	(8,115,946)
Non-controlling interest			(6,110,602)	(41,387,600)	—	—

Total comprehensive (loss) for the period			(25,473,530)	(94,235,302)	(6,765,407)	(8,115,946)

Earnings per share for (loss) attributable to the ordinary equity holders of the company
Basic and diluted earnings per share	29		(1.08)	(4.01)

The accompanying notes form part of these financial statements.

CITADEL RESOURCE GROUP LIMITED

STATEMENTS OF FINANCIAL POSITION

AS AT 30 JUNE 2010

	Note		Consolidated	Consolidated	Parent	Parent
			2010	2009	2010	2009
			$	$	$	$

ASSETS
Current assets
Cash and cash equivalents	9		259,478,775	25,192,651	257,176,426	22,339,036
Trade and other receivables	10		1,241,409	1,462,869	724,120	1,215,156

Total current assets			260,720,184	26,655,520	257,900,546	23,554,192

Non-current assets
Trade and other receivables	10		—	—	3,582,743	3,739,918
Other financial assets	11		—	—	208,505,412	170,753,102
Exploration and evaluation assets	12		25,578,177	233,514,811	—	—
Plant and equipment	13		237,333,762	1,011,116	334,459	334,626
Intangible assets	14		504,170	232,029	400,380	149,507

Total non-current assets			263,416,109	234,757,956	212,822,994	174,977,153

Total assets			524,136,293	261,413,476	470,723,540	198,531,345

LIABILITIES
Current liabilities
Trade and other payables	15		29,008,828	9,162,204	21,037,655	7,342,107
Borrowings	16		—	—	1,373,571	1,373,571
Current tax liability			2,606,222	—	—	—
Provisions	17		2,094,199	918,777	1,053,900	419,485

Total current liabilities			33,709,249	10,080,981	23,465,126	9,135,163

Non-current liabilities
Provisions	17		187,885	110,385	—	—
Deferred tax liability	18		14,583,988	14,656,600	—	—

Total non-current liabilities			14,771,873	14,766,985	—	—

Total liabilities			48,481,122	24,847,966	23,465,126	9,135,163

Net assets			475,655,171	236,565,510	447,258,414	189,396,182

EQUITY
Contributed equity	19		497,307,680	234,101,690	497,307,680	234,101,690
Reserves	20	(a)	(26,785,460)	(954,034)	11,528,669	10,107,020
Accumulated losses	20	(b)	(107,625,961)	(91,991,239)	(61,577,935)	(54,812,528)

Total equity attributable to equity holders of the Company			362,896,259	141,156,417	447,258,414	189,396,182
Non-controlling interest	21		112,758,912	95,409,093	—	—

TOTAL EQUITY			475,655,171	236,565,510	447,258,414	189,396,182

The accompanying notes form part of these financial statements.

CITADEL RESOURCE GROUP LIMITED

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2010

	Contributed equity $	Translation reserve $	Capital profits reserve $	Convertible note reserve $	Option reserve $	Trustee share sale reserve $	Funds injection to subsidiary reserve $	Accumulated losses $	Total $	Non- controlling interest $	Total equity $

Consolidated

As at 1 July 2008	189,037,454	(411,892)	251,810	576,748	6,466,122	1,302,214	(1,670,160)	(47,260,550)	148,291,746	52,017,239	200,308,985
Total comprehensive (loss) the period
(Loss) for the period	—	—	—	—	—	—	—	(44,730,689)	(44,730,689)	(34,972,573)	(79,703,262)
Exchange differences on translation of foreign operations	—	(8,117,013)	—	—	—	—	—	—	(8,117,013)	(6,415,027)	(14,532,040)

Total comprehensive (loss) for the period	—	(8,117,013)	—	—	—	—	—	(44,730,689)	(52,847,702)	(41,387,600)	(94,235,302)
Transactions with owners in their capacity as owners
Non-controlling interest loss of interest in tenements transferred from Bariq Mining Ltd to Vertex Group	—	—	—	—	—	—	—	—	—	(5,928,000)	(5,928,000)
Non-controlling interest gain on increase in shareholding in Bariq Mining Ltd	—	—	—	—	—	—	(1,113,440)	—	(1,113,440)	30,707,454	29,594,014
Non-controlling interest gain on transfer to Bariq Mining Ltd of ownership of Jabal Sayid	—	—	—	—	—	—	—	—	—	50,000,000	50,000,000
Adjustment to non-controlling interest of deferred tax liability	—	—	—	—	—	—	—	—	—	10,000,000	10,000,000
Issue of share capital net of transaction costs	45,064,236	—	—	—	—	—	—	—	45,064,236	—	45,064,236
Option reserve	—	—	—	—	1,761,577	—	—	—	1,761,577	—	1,761,577

As at 30 June 2009	234,101,690	(8,528,905)	251,810	576,748	8,227,699	1,302,214	(2,783,600)	(91,991,239)	141,156,417	95,409,093	236,565,510

The accompanying notes form part of these financial statements

CITADEL RESOURCE GROUP LIMITED

STATEMENTS OF CHANGES IN EQUITY (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Contributed equity $	Translation reserve $	Capital profits reserve $	Convertible note reserve $	Option reserve $	Trustee share sale reserve $	Funds injection to subsidiary reserve $	Accumulated losses $	Total $	Non- controlling interest $	Total equity $

Consolidated

As at 1 July 2009	234,101,690	(8,528,905)	251,810	576,748	8,227,699	1,302,214	(2,783,600)	(91,991,239)	141,156,417	95,409,093	236,565,510
Total comprehensive (loss) for the period
(Loss) for the period	—	—	—	—	—	—	—	(15,634,722)	(15,634,722)	(3,231,568)	(18,866,290)
Exchange differences on translation of foreign operations	—	(3,728,206)	—	—	—	—	—	—	(3,728,206)	(2,879,034)	(6,607,240)

Total comprehensive (loss) for the period	—	(3,728,206)	—	—	—	—	—	(15,634,722)	(19,362,928)	(6,110,602)	(25,473,530)
Transactions with owners in their capacity as owners
Issue of share capital net of transaction costs	263,205,990	—	—	—	—	—	—	—	263,205,990	—	263,205,990
Contributed capital expenditure	—	—	—	—	—	—	(23,460,421)	—	(23,460,421)	23,460,421	—
Own shares	—	—	—	—	—	(64,448)	—	—	(64,448)	—	(64,448)
Option reserve	—	—	—	—	1,421,649	—	—	—	1,421,649	—	1,421,649

As at 30 June 2010	497,307,680	(12,257,111)	251,810	576,748	9,649,348	1,237,766	(26,244,021)	(107,625,961)	362,896,259	112,758,912	475,655,171

The accompanying notes form part of these financial statements

CITADEL RESOURCE GROUP LIMITED

STATEMENTS OF CHANGES IN EQUITY (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Contributed equity $	Translation reserve $	Capital profits reserve $	Convertible note reserve $	Option reserve $	Trustee share sale reserve $	Funds injection to subsidiary reserve $	Accumulated losses $	Total $	Non- controlling interest $	Total equity $

Parent

As at 1 July 2008	189,037,454	—	359	576,748	6,466,122	1,302,214	—	(46,696,582)	150,686,315	—	150,686,315
Total comprehensive (loss) the period
(Loss) for the period	—	—	—	—	—	—	—	(8,115,946)	(8,115,946)	—	(8,115,946)

Total comprehensive (loss) for the period	—	—	—	—	—	—	—	(8,115,946)	(8,115,946)	—	(8,115,946)
Option reserve	—	—	—	—	1,761,577	—	—	—	1,761,577	—	1,761,577
Issue of share capital net of transaction costs	45,064,236	—	—	—	—	—	—	—	45,064,236	—	45,064,236

As at 30 June 2009	234,101,690	—	359	576,748	8,227,699	1,302,214	—	(54,812,528)	189,396,182	—	189,396,182

Parent

Total comprehensive (loss) for the period
(Loss) for the period	—	—	—	—	—	—	—	(6,765,407)	(6,765,407)	—	(6,765,407)

Total comprehensive (loss) for the period	—	—	—	—	—	—	—	(6,765,407)	(6,765,407)	—	(6,765,407)
Option reserve	—	—	—	—	1,421,649	—	—	—	1,421,649	—	1,421,649
Issue of share capital net of transaction costs	263,205,990	—	—	—	—	—	—	—	263,205,990	—	263,205,990

As at 30 June 2010	497,307,680	—	359	576,748	9,649,348	1,302,214	—	(61,577,935)	447,258,414	—	447,258,414

The accompanying notes form part of these financial statements

CITADEL RESOURCE GROUP LIMITED

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2010

	Note		Consolidated	Consolidated	Parent	Parent
			2010	2009	2010	2009
			$	$	$	$

Cash flows from operating activities

Receipts from customers			—	—	—	—
Payments to suppliers and employees			(14,040,300)	(9,820,198)	(6,663,604)	(7,360,296)
Interest received			851,946	1,260,084	851,927	1,259,763
Interest and other costs of finance paid			(769,488)	(1,538)	(42,852)	(1,538)

Net cash used in operating activities	9	(b)	(13,957,842)	(8,561,652)	(5,854,529)	(6,102,071)

Cash flows from investing activities

Exploration and evaluation expenditure			(21,990,989)	(16,939,618)	(4,738,259)	(2,000,000)
Purchase of plant and equipment			(1,981,588)	(755,955)	(193,265)	(319,381)
Purchase of software			(393,395)	(118,575)	(336,549)	(95,097)
Loans to related parties			—	—	(26,823,421)	(14,632,122)

Net cash used in investing activities			(24,365,972)	(17,814,148)	(32,091,494)	(17,046,600)

Cash flows from financing activities

Proceeds from issue of share capital			278,586,095	23,614,200	278,586,095	23,614,200
Payment for share issue costs			(5,802,682)	(998,323)	(5,802,682)	(998,323)
Payment into security deposit			(312,561)	—	—	—

Net cash provided by financing activities			272,470,852	22,615,877	272,783,413	22,615,877

Net (decrease)/increase in cash held			234,147,038	(3,759,923)	234,837,390	(532,794)

Effects of exchange rate changes on cash and cash equivalents			(173,475)	971,343	—	—

Cash at beginning of year			25,192,651	27,981,231	22,339,036	22,871,830

Cash at balance date	9	(a)	259,166,214	25,192,651	257,176,426	22,339,036

The accompanying notes form part of these financial statements

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2010

Note 1: Corporate information

The Financial Statements of Citadel Resource Group Limited were authorised for issue in accordance with a resolution of the directors on 26 August 2010 and cover Citadel Resource Group Limited as an individual entity (under Class Order 10/654) as well as the consolidated entity consisting of Citadel Resource Group Limited and its subsidiaries as required by the Corporations Act 2001.

Citadel Resource Group Limited is a company limited by shares incorporated in Australia, whose shares are publicly traded on the Australian Stock Exchange.

Note 2: Summary of significant accounting policies

Basis of preparation

The financial statements are general purpose financial statements, which have been prepared in accordance with the requirements of the Corporations Act 2001, Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board. The financial statements have also been prepared on a historical cost basis, except for some financial assets and financial liabilities, which have been measured at fair value.

The financial statements are presented in Australian dollars.

(a) Compliance with IFRS

The financial statements comply with Australian Accounting Standards and International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

(b) New accounting standards and interpretations

(i) Changes in accounting policy and disclosures

The accounting policies adopted are consistent with those of the previous financial year except as follows:

The Group has adopted the following new and amended Australian Accounting Standards and AASB Interpretations as of 1 July 2009.

•	AASB 8 – Operating segments effective 1 January 2009

AASB 8 replaced AASB 114 – Segment reporting upon its effective date. AASB 8 disclosures are shown in note 5, including the related revised comparative information. Comparative segment information has been re-presented in conformity with the transitional requirements of the standard. Since the change in accounting policy only impacts presentation and disclosure aspects, there is no impact on earnings per share.

•	AASB 101 – Presentation of financial statements (revised 2007) effective 1 January 2009

The revised Standard separates owner and non-owner changes in equity. The statement of changes in equity includes only details of transactions with owners, with non-owner changes in equity presented in a reconciliation of each component of equity and included in the new statement of comprehensive income. The statement of comprehensive income presents all items of recognised income and expense, either in one single statement, or in two linked statements. The Group has elected to present one statement.

•	AASB 3 Business Combinations (revised 2008) effective 1 July 2009 and AASB 127 Consolidated and Separate Financial Statements (revised 2008) effective 1 July 2009

AASB 3 (revised 2008) introduces significant changes in the accounting for business combinations occurring after 1 January 2009. In general changes affect the valuation of non-controlling interests (previously “minority interests”), the accounting for transaction costs, the initial recognition and subsequent measurement of contingent consideration and business combinations achieved in stages. Since there were no new business combinations during the year ended 30 June 2010, the change in accounting policy only impacts presentation and disclosure aspects and there is no impact on earnings per share.

(ii) Accounting standards and interpretations issued but not yet effective

The following standards, amendments to standards and interpretations have been identified as those which may impact the entity in the period of initial application. They are available for early adoption at June 2010, but have not been applied in preparing these financial statements.

•

AASB 9 – Financial instruments include requirements for the classification and measurement of financial assets resulting from Phase 1 of the project to replace AASB 139 Financial Instruments: Recognition and Measurement. AASB 9 will become mandatory for the Group’s 30 June 2014 financial statements. Retrospective application is generally required, although there are exceptions, particularly if the entity adopts the standard for the year ended 30 June 2012 or earlier. The Group has not yet determined the potential effect of the standard.

•

AASB 124 – Related Party Disclosures (revised December 2009) simplifies and clarifies the intended meaning of the definition of a related party and provides a partial exemption from the disclosure requirements for government-related entities. The amendments, which will become mandatory for Group’s 30 June 2012 financial statements, are not expected to have any impact on the financial statements.

•

AASB 2009-5 – Further amendments to Australian Accounting Standards arising from the Annual Improvements Process affect various AASBs resulting in minor changes in presentation, disclosure, recognition and measurement purposes. The amendments, which became mandatory for the Group’s 30 June 2011 financial statements, are not expected to have a significant impact on the financial statements. AASB 200-10 – Amendments to Australian Accounting Standards – Classification of Rights Issue (AASB 132) (October 2010) clarify that rights, options or warrants to acquire a fixed number of an entity’s own equity instruments for a fixed amount in any currency are equity instruments if the entity offers the rights, options or warrants pro-rata to all existing owners of the same class of its own non-derivative equity instruments.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Note 2: Summary of significant accounting policies (continued)

The amendments, which will become mandatory for the Group’s 30 June 2011 financial statements, are not expected to have any impact on the financial statements.

(c) Early adoption of accounting standards

The group has elected to apply the following pronouncement to the annual reporting period beginning 1 July 2009:

•

AASB 2009-8 – Amendments to Australian Accounting Standards – Group Cash – settled Share-based Payment Transactions which resolves diversity in practice regarding the attribution of cash-settled share-based payments between different entities within a group and supersedes Interpretation 8 Scope of AASB 2 and Interpretation 11 AASB 2 – Group Treasury Share Transactions.

(d) Basis of consolidation

(i) Subsidiaries

The consolidated financial statements incorporate the assets and liabilities of all entities controlled by Citadel Resource Group Limited (‘Parent’) as at 30 June 2010 and the results of all subsidiaries for the year then ended. Citadel Resource Group Limited and its subsidiaries together are referred to in this financial report as the group or consolidated entity. A subsidiary is any entity (including special purpose entities) over which the parent has the power to govern the financial and operating policies generally accompanying a shareholding of more than one-half of the voting rights.

All inter-company balances and transactions between entities in the consolidated entity including any unrealised gains on transactions between consolidated entities have been eliminated on consolidation.

Where subsidiaries have entered or left the consolidated entity during the year, their operating results have been included from the date control was obtained or until the date control ceased.

Non-controlling interest in the results and equity of subsidiaries are shown separately in the consolidated statement of comprehensive income, statement of changes in equity and the statement of financial position respectively.

(ii) Employee Share Trust

The Group has formed a trust to administer the Group’s share based payment schemes. This trust is consolidated, as the substance of the relationship is that the trust is controlled by the Group.

Shares held by the Citadel Resource Group Limited Equity Plans Trust are disclosed as own shares and deducted from equity. The trustee is Citadel Resource Group Equity Pty Ltd.

(e) Business combinations

2010:

Business combinations are accounted for using the acquisition method. The consideration transferred in a business combination shall be measured at fair value, which shall be calculated as the sum of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity issued by the acquirer, and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets.

Acquisition-related costs are expensed as incurred.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, the Group’s operating or accounting policies and other pertinent conditions as at the acquisition date.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured at fair value as at the acquisition date through profit or loss.

Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability will be recognised in accordance with AASB 139 either in profit or loss or in other comprehensive income. If the contingent consideration is classified as equity, it shall not be remeasured.

2009:

The purchase method of accounting was used for all business combinations regardless of whether equity instruments or other assets are acquired. The accounts reflect cost measured as the fair value of the assets given up, shares issued or liabilities undertaken as at the date of acquisition plus incidental costs directly attributable to the acquisition. Where equity instruments were issued in an acquisition, the value of the instruments was their market price as at the date of acquisition. Transaction costs arising on the issue of equity instruments were recognised directly in equity.

Identifiable assets acquired and liabilities and contingent liabilities assumed in business combinations were initially measured at fair value at acquisition date. The excess of costs over the fair value of the Group’s share of the identifiable net assets acquired was recorded as goodwill.

Where settlement of any part of cash consideration was deferred, the amounts payable in the future were discounted to their present value as at the date of the acquisition. The discount rate used, is the entity’s incremental borrowing rate, being the rate

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

at which similar borrowings could be obtained from an independent financier under comparable terms and conditions.

(f) Segment reporting

As of 1 July 2009, following the adoption of IFRS 8 – Operating Segments, the Group determines and presents operating segments based on the information that internally is provided to the CEO, who is the Group’s chief operating decision maker.

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components, which the Group’s CEO regularly reviews to make decisions about resources to be allocated to the segment and assess its performance and for which discrete financial information is available.

Comparative segment information has been re-presented in conformity with the transitional requirements of such standard. Since the change in accounting policy only impacts presentation and disclosure aspects, there is no impact on earnings pre share.

Segment results that are reported to the CEO include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate assets and expenses.

Segment capital expenditure is the total cost incurred during the period to acquire plant and equipment and intangible assets other than goodwill.

(g) Fair values

Fair values may be used for financial asset and liability measurement. Estimated discounted cash flows are used to determine the fair value of other financial instruments. The fair value of trade receivables and payables is their nominal value less estimated credit adjustments.

(h) Foreign currency transactions and balances

Foreign currency transactions during the period are converted to Australian currency at the rates of exchange applicable at the dates of the transactions. Amounts receivable and payable at balance date are converted at the rates of exchange ruling at that date. The gains or losses from conversion of short-term assets and liabilities, whether realised or unrealised, are included in the result before income tax as they arise.

The results and financial position of all the Group entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet

•

Income and expenses for each income statement are translated at average exchange rates unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions, and

•	All resulting exchange differences are recognised as a separate component of equity (foreign currency translation reserve).

The functional currencies of the subsidiaries are US Dollars (Vertex Group (Middle East) WLL) and Saudi Arabian Riyals (Bariq Mining Limited).

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings and other financial instruments designated as hedges of such investments, are taken to shareholders’ equity.

(i) Goods and services tax (GST)

Revenue, expenses and assets are recognised net of the amount of GST, except where the amount of GST incurred is not recoverable from the Australian Tax Office. In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of an item of the expense. In the statements of financial position, trade receivables and payables are shown inclusive of GST.

Cash flows are presented in the statement of cash flows on a gross basis, except for the GST component of investing and financing activities, which are disclosed as operating cash flows.

(j) Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less.

(k) Receivables

Trade receivables are recognised when the risks and rewards of ownership of the underlying sales transactions have passed to customers. This event usually occurs when services are provided to customers. Trade receivables are recorded at nominal amounts. Trade receivables are usually settled within 30 days. Collectability of overdue accounts is assessed on an ongoing basis. Specific provision is made for all doubtful accounts.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

(l) Investments and other financial assets

(i) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of selling the receivable. They are included in current assets, except for those with maturities greater than 12 months after the balance sheet date which are classified as non-current assets. Loans and receivables are included in receivables in the statements of financial position.

(ii) Investment in subsidiaries

Investments in subsidiaries are accounted for in the consolidated financial statements as described in note 2 (d) and in the parent entity financial statements at cost.

(m) Exploration and evaluation expenditure and Mines under construction

(i) Exploration and evaluation costs

Once the legal right to explore has been acquired, exploration and evaluation expenditure is charged to the statement of comprehensive income as incurred, unless the directors conclude that a future economic benefit is more likely than not to be realised. These costs include materials and fuel used, surveying costs, drilling costs and payments made to contractors.

In evaluating if expenditures meet the criteria to be capitalised, several different sources of information are utilised. The information that is used to determine the probability of future benefits depends on the extent of exploration and evaluation that has been performed.

Exploration and evaluation expenditure incurred on licences where a JORC compliant resource has not yet been established is expensed as incurred until sufficient evaluation has occurred in order to establish a JORC compliant resource. Costs expensed during this phase are included in ‘exploration expenditure’ in the statement of comprehensive income.

Upon establishment of a JORC compliant resource (at which point, the Group considers it probable that economic benefits will be realised), the Group capitalises any further evaluation costs incurred for the particular licence to exploration and evaluation assets up to the point when a JORC compliant reserve is established.

Exploration and evaluation assets acquired in a business combination are initially recognised at fair value. They are subsequently stated at cost less accumulated impairment.

Once JORC compliant reserves are established and development sanctioned, exploration and evaluation assets are tested for impairment and transferred to ‘Mines under construction’. No amortisation is charged during the exploration and evaluation phase.

(ii) Costs-abandoned area

Costs carried forward is respect of an area of interest that is abandoned are written off in the period in which the decision to abandon is made.

(iii) Regular review

A regular review is undertaken of each area of interest to determine the appropriateness of continuing to carry forward costs in relation to that are of interest. Exploration and evaluation costs related to an area of interest are carried forward to the extent that such costs are expected to be recovered through successful development and exploitation of the area of interest, or alternatively by their sale.

(iv) Mines under construction

Upon transfer of ‘Exploration and evaluation costs’ into ‘Mines under construction’, all subsequent expenditure on the construction, installation or completion of infrastructure facilities is capitalised within ‘Mines under construction.’ Development expenditure is net of proceeds from all but the incidental sale of ore extracted during the development phase. After production starts, all assets included in ‘Mines under construction’ are transferred to ‘Producing mines’. No amortisation is charged during the construction phase.

(v) Mine rehabilitation provisions

Costs of site restoration are to be provided once an obligation presents. Site restoration costs include the dismantling and removal of mining plant, equipment and building structures, waste removal and rehabilitation of the site in accordance with clauses of the mining permits. Such costs will be determined using estimates of future costs, current legal requirements and technology on a discounted basis.

(n) Plant and equipment

Each class of plant and equipment is carried at cost less, where applicable, any accumulated depreciation and impairment losses.

The depreciable amount of all fixed assets is depreciated on a straight-line basis over their estimated useful lives to the consolidated entity commencing from the time the asset is held ready for use.

The depreciation rates used for each class of depreciable assets in the periods are:

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Class of fixed asset	Depreciation rate
Plant and equipment	10 – 33.3%
Motor vehicles	20%

The assets’ residual values and useful lives are reviewed and adjusted if appropriate, at the end of each reporting period.

(o) Leases

Leases of plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases and capitalised at inception of the lease at the fair value of the leased property, or if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged to the profit and loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Capitalised leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the profit and loss on a straight-line basis over the period of the lease.

(p) Impairment of assets

At each reporting date, the Group reviews the carrying values of its tangible and intangible assets to determine whether there is any indication that those assets have been impaired. If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the assets carrying value. Any excess of the assets carrying value over its recoverable amount is expensed to the statements of comprehensive income.

(q) Intangibles

Software

Costs incurred in acquiring software and licenses that will contribute to future period financial benefits through revenue generation and/or cost reduction are capitalised to software. Costs capitalised include external direct costs of material and service, direct payroll and payroll related costs of employees time spent on the project. Amortisation is calculated on a straight-line basis over 4 years.

The assets’ residual values and useful lives are reviewed and adjusted if appropriate, at the end of each reporting period.

(r) Employee benefits

Provision is made for the company’s liability for employee benefits arising from services rendered by employees to balance date. Employee benefits that are expected to be settled within one year have been measured at the amounts expected to be paid when the liability is settled, plus related on-costs.

(s) Trade and other payables

These amounts represent unpaid liabilities for goods received by and services provided to the Group prior to the end of the financial year which are unpaid. The amounts are unsecured and are usually settled within 30 days.

(t) Interest-bearing liabilities

All loans and borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in the profit and loss over the period of the loans and borrowings using the effective interest method.

(u) Share-based transactions

The Group provides benefits to employees (including directors) of the Group in the form of share-based payment transactions, whereby employees render services in exchange for shares or options over shares (“equity-settled transactions”).

All share-based payments to employees (including directors) are measured at the fair value of the options granted with a corresponding increase in equity. The fair value is measured at grant date and recognised over the period during which the employees become unconditionally entitled to the options.

Fair value is determined by an independent valuation using the Black – Scholes option pricing model. In determining fair value, no account is taken of any performance conditions other than those relating to the share price of Citadel Resource Group Limited (“market conditions”).

The cumulative expense recognised between grant date and vesting date is adjusted to reflect the director’s best estimate of the number of options that will ultimately vest because of internal conditions of the options, such as the employees having to remain with the company until vesting date, or such that employees are required to meet internal performance targets. No expense is recognised for options that do not ultimately vest because internal conditions were not met. An expense is still recognised for options that did not ultimately vest because a market condition was not met.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Share-based payments to suppliers and contractors are measured at the fair value of the goods or services received with a corresponding increase in equity. The fair value is measured at the date services are rendered

Goods or services received are accounted for in the Group entity which receives those goods and services, regardless of which entity in the Group settles the transaction. Under the current share-based payment schemes, any difference between the share price when the share based payment is exercised by an employee and the exercise price is paid in cash by the employing entity within the Group to the Citadel Resource Group Equity Plans Trust (see note 1(d)(ii)), and is recognised as a reduction in equity of that Group entity, the effect of which is eliminated on consolidation.

(v) Contributed equity

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds. Incremental costs directly attributable to the issue of new shares or options, associated with the acquisition of a business, are included as part of the purchase consideration.

(w) Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of returns, trade allowances, rebates and amounts collected on behalf of third parties.

Revenue is recognised as interest accrues using the effective interest method. The effective interest method uses the effective interest rate which is the rate that exactly discounts the estimated future cash receipts over the expected life of the financial asset.

(x) Borrowing costs

Borrowing costs directly relating to the acquisition, construction or production of a qualifying capital project under construction are capitalised and added to the project cost during construction until such time the assets are considered substantially ready for their intended use i.e., when they are capable of commercial production. Where funds are borrowed specifically to finance a project, the amount capitalised represents the actual borrowing costs incurred. Where surplus funds are available for a short term out of money borrowed specifically to finance a project, the income generated from the temporary investment of such amounts is also capitalised and deducted from the total capitalised borrowing costs. Where the funds used to finance a project form part of general borrowings, the amount capitalised is calculated using a weighted average of rates applicable to relevant general borrowings of the Group during the period. All other borrowing costs are recognised in the statement of comprehensive income in the period in which they are incurred.

Even though exploration and evaluation assets can be qualifying assets, they generally do not meet the ‘probable economic benefits’ test and also are rarely debt funded. Any related borrowing costs are therefore generally recognised in the statement of comprehensive income in the period they are incurred.

(y) Income tax

The charge for current income tax expense is based on the result for the period adjusted for any non-allowable or disallowable items. It is calculated using the tax rates that have been enacted or are substantially enacted by the balance date.

Deferred tax assets and liabilities are accounted for using the balance sheet liability method in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. No deferred income tax will be recognised from the initial recognition of an asset or liability, excluding a business combination, where there is no effect on accounting or taxable profit or loss.

Deferred tax assets and liabilities are calculated at the tax rates that are expected to apply to the period when the asset is realised or liability is settled. Deferred tax assets and liabilities are credited in the income statement except where it relates to items that may be credited directly to equity, in which case the deferred tax is adjusted directly against equity.

Deferred income tax assets are recognised to the extent that it is probable that future tax profits will be available against which deductible temporary differences can be utilised.

The amount of benefits brought to account or which may be realised in the future is based on the assumption that no adverse change will occur in income taxation legislation and the anticipation that the economic entity will derive sufficient future assessable income to enable the benefit to be realised and comply with the conditions of deductibility imposed by the law.

(z) Earnings per share

(i) Basic earnings per share

Basic earnings per share is determined by dividing the loss after income tax attributable to members of the company, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial year, adjusted for shares held by the Company’s sponsored employee share plan trust.

(ii) Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares, adjusted for shares held by the Company sponsored share plan trust, assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

	Consolidated	Consolidated	Parent	Parent
	2010	2009	2010	2009
	$	$	$	$

Note 3: Financial risk management

The Group’s activities expose it to a variety of financial risks; market risk, credit risk, liquidity risk and cash flow interest rate risk. The Group’s overall risk management program focuses on managing these risks and implementing and monitoring of controls around the cash management function. The Group’s principal financial instruments consist of cash and cash equivalents, receivables and payables.

The Group’s management of treasury activities is centralised and governed by policies approved by the Board of Directors. The Board provides principles for overall risk management, as well as policies covering specific areas, such as identifying risk exposure, analysing and deciding upon strategies and performance measurement.

The Group and the parent entity hold the following financial instruments:

Financial assets
Cash and cash equivalents	259,478,775	25,192,651	257,176,426	22,339,036
Loans and other receivables	1,241,409	1,462,869	4,306,863	4,955,074

	260,720,184	26,655,520	261,483,289	27,294,110

Financial liabilities at amortised cost - current
Trade and other payables	29,008,828	9,162,204	21,037,655	7,342,107
Borrowings	—	—	1,373,571	1,373,571

	29,008,828	9,162,204	22,411,226	8,715,678

(a) Market risk

(i) Foreign exchange risk

The Group and the parent entity operate internationally and are exposed to foreign exchange risk arising from various currencies, primarily with respect to the US dollar and currencies linked to the US dollar (‘USD’) – the Bahraini Dinar (‘BHD’) and the Saudi Riyal (‘SAR’).

The Group’s exposure to foreign currency risk (shown for balances in foreign currency other than entity’s functional currency) at the reporting date was as follows:

		30 June 2010			30 June 2009
	USD	BHD	SAR	USD	BHD	SAR
	$	$	$	$	$	$
Cash and cash equivalents	2,808,002	47,687	1,490,846	2,485,090	77,762	1,332,659
Loans and other receivables	11,261	—	—	—	—	—
Trade and other payables	14,133,593	—	—	—	—	—

(ii) Price risk

The Group does not have any direct commodity price risk relating to its financial assets or liabilities.

(iii) Interest rate risk

The Group’s cash-flow interest rate risk primarily arises from cash at bank and deposits subject to market bank rates. Details on interest rates are located at Note 9a.

Generally, no interest is receivable or payable on the Group’s trade and other receivables or payables.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Summarised sensitivity analysis

The following table summarises the sensitivity of the Group’s financial assets and financial liabilities to interest rate risk and foreign exchange risk.

			Interest rate risk			Foreign exchange risk $USD/$AUD
		-100 bps		+100 bps		-10%		+10%
	Carrying
	amount	Profit	Equity	Profit	Equity	Profit	Equity	Profit	Equity
	$	$	$	$	$	$	$	$	$

30 June 2010

Financial assets
Cash and cash equivalents	259,478,775	(316,605)	(316,605)	316,605	316,605	—	—	—	—
Cash and cash equivalents - in foreign currency	4,346,535	—	—	—	—	482,948	482,948	(395,139)	(395,139)

30 June 2009

Financial assets
Cash and cash equivalents	25,192,651	(265,869)	(265,869)	265,869	265,869	—	—	—	—
Cash and cash equivalents - in foreign currency	3,895,511	—	—	—	—	432,835	432,835	(454,272)	(454,272)

(b) Credit risk

The Group has treasury policies in place for deposit transactions for such transactions to be conducted with financial institutions with a minimum credit rating of BBB-. The credit risk on financial assets which have been recognised on the balance sheets is generally the carrying amount, net of any provisions. At balance date, cash and deposits were held with a number of Australian and International Banks, who all meet the Company’s minimum credit rating required by the approved Treasury Policy. For receivables refer to Note 10.

Current receivables net of provision for doubtful receivables are not overdue or in default.

(c) Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash reserves to meet the ongoing operational requirements of the business. It is the Group’s policy to maintain sufficient funds in cash and cash equivalents. Furthermore, the Group monitors its cash requirements and raises appropriate funding as and when required to meet such planned expenditure.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Maturity analysis

The Group’s liabilities have the following maturities:

	Less than 6 months	6 – 12 months	Between 1 and 2 years	Between 1 and 2 years	Over 5 years	Total contractual cash flows	Carrying amount (assets)/ liabilities

Group – At 30 June 2010
Non-derivatives
Non-interest bearing	29,008,828	—	—	—	—	29,008,828	29,008,828
Borrowings	—	—	—	—	—	—	—

Total non-derivatives	29,008,828	—	—	—	—	29,008,828	29,008,828

Group – At 30 June 2009
Non-derivatives
Non-interest bearing	9,162,204	—	—	—	—	9,162,204	9,162,204
Borrowings	—	—	—	—	—	—	—

Total non-derivatives	9,162,204	—	—	—	—	9,162,204	9,162,204

Parent – At 30 June 2010
Non-derivatives
Non-interest bearing	21,037,655	—	—	—	—	21,037,655	21,037,655
Borrowings	—	1,373,571	—	—	—	1,373,571	1,373,571

Total non-derivatives	21,037,655	1,373,571	—	—	—	22,411,226	22,411,226

Parent – At 30 June 2009
Non-derivatives
Non-interest bearing	7,342,107	—	—	—	—	7,342,107	7,342,107
Borrowings	—	1,373,571	—	—	—	1,373,571	1,373,571

Total non-derivatives	7,342,107	1,373,571	—	—	—	8,715,678	8,715,678

(d) Fair value risk

Management has determined there is no difference between fair value and carrying value of cash and cash equivalents and trade and other receivables.

Note 4: Accounting estimates and judgements

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated financial statements and reports amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

In particular, information about significant areas of estimation uncertainty considered by management in preparing the consolidated financial statements is described below.

Exploration and evaluation expenditure (Note 12)

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgement in determining whether it is likely that future economic benefits are likely, which may be based on assumptions about future events or circumstances. Estimates and assumptions made may change if new information becomes available. If, after expenditure is capitalised, information becomes available suggesting that the recovery of expenditure is unlikely, the amount capitalised is written off in the statements of comprehensive income in the period when the new information becomes available.

Where an indicator of impairment exists, a formal estimate of the recoverable amount is made, which is considered to be the higher of the fair value less costs to sell and value in use. These assessments require the use of estimates and assumptions such as long term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Fair value for mineral assets is generally determined as the present value of estimated future cash flows arising from the continued use of the asset, which includes estimates such as the cost of future expansion plans and eventual disposal, using assumption that an independent market participant may take into account. Cash flows are discounted by an appropriate discount rate to determine the new present value. Further information on the estimates used is disclosed in Note 12.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Contingencies (Note 24)

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgement and estimates of the outcome of future events.

Tax payable

The Group is subject to income taxes in Australia and jurisdictions where it has foreign operations. Significant judgement is required in determining deferred tax assets and liabilities. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Determining capital gains and income tax provisions involves judgement on the tax treatment of certain transactions.

When the actual results are different from the amounts that were initially estimated, such differences will impact the income tax in the income statement and the deferred tax assets and/or deferred tax liabilities in the period in which these deviations occur.

Note 5: Segment information

Description of segments

Based on reports reviewed by the Chief Executive Officer, who is considered the chief operating decision maker of the group, the mineral exploration activities of the group is disaggregated into two reportable segments, Jabal Sayid and Exploration Projects.

Jabal Sayid

Jabal Sayid is the copper and gold project for which a definitive feasibility study was completed in December 2009. A mining licence was issued by the Kingdom of Saudi Arabia Ministry of Mines in May 2010 and the Directors have approved the project proceed to the construction phase.

Exploration projects

Exploration projects are the other projects within the group portfolio in which exploration and evaluation activities are being conducted.

Management monitors the expenditure outlays of each segment for the purpose of cost control and making decisions about resource allocation. The group administration and financing function are managed on a group basis and are not allocated to the reportable segments.

Basis of measurement

Segment information is prepared on the basis of the measurement principles contained in Australian Accounting Standards on which the financial statements are prepared.

	Jabal Sayid $	Exploration projects $	Total $

June 2010

Total segment revenue (excluding interest revenue)	—	—	—

Segment result	—	(4,972,949)	(4,972,949)

Depreciation and amortisation	—	—	—
Income tax expense	—	—	—

Segment assets	236,411,729	25,578,177	261,989,906

Segment assets include:
Additions to non-current assets	34,397,482	598,498	34,995,980

Segment liabilities	(16,170,317)	—	(16,170,317)

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Jabal Sayid $	Exploration projects $	Total $

June 2009

Total segment revenue (excluding interest revenue)	—	—	—

Segment result	—	(1,276,197)	(1,276,197)

Depreciation and amortisation	—	—	—
Income tax expense	—	—	—

Segment assets	208,058,196	25,456,615	233,514,811

Segment assets include:
Additions to non-current assets	17,784,266	1,382,147	19,166,413

Segment liabilities	(6,021,028)	—	(6,021,028)

	30 June 2010 $	30 June 2009 $

The reconciliation of the segment result to the loss before income tax is as follows:
Segment result	(4,972,949)	(1,276,197)
Revenue	1,040,848	1,073,583
Impairment of non-current assets	—	(84,962,586)
Accounting and audit	(240,519)	(219,444)
Compliance, listing and legal	(707,666)	(435,624)
Consulting fees	(460,324)	(745,339)
Depreciation and amortisation	(354,582)	(232,991)
Directors fees	(303,270)	(264,299)
Employee benefits expense	(4,490,558)	(4,479,960)
Share-based payments	(972,106)	(1,761,577)
Financing costs	(1,101,139)	(1,538)
Rental costs	(727,429)	(703,541)
Travel expenses	(813,036)	(884,090)
Office expenses	(581,292)	(649,523)
Other expenses	(1,651,351)	(1,152,653)

(Loss) before income tax per Statement of Comprehensive Income	(16,335,373)	(96,695,779)

The reconciliation of the segment revenue to total revenue is as follows:
Segment revenue	—	—
Services	112,166	58,288
Interest – other persons	928,682	1,015,295

Total revenue per Statement of Comprehensive Income	1,040,848	1,073,583

The reconciliation of the segment assets to total assets is as follows:
Segment assets	261,989,906	233,514,811
Cash and cash equivalents	259,478,775	25,192,651
Trade and other receivables	1,241,409	1,462,869
Plant and equipment	922,033	1,011,116
Intangible assets	504,170	232,029

Total assets per Statement of Financial Position	524,136,293	261,413,476

The reconciliation of the segment liabilities to total liabilities is as follows:
Segment liabilities	16,170,317	6,021,028
Trade and other payables	12,838,511	3,141,176
Provisions	4,888,306	1,029,162
Deferred tax liability	14,583,988	14,656,600

Total liabilities per Statements of Financial Position	48,481,122	24,847,966

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Geographical segments

Consolidated	Revenue from sales to external customers		Non-current assets
	2010	2009	2010	2009
	$	$	$	$

Australia	—	—	734,839	484,133
Saudi Arabia	—	—	262,492,913	233,999,040
Other countries	—	—	188,357	274,783

	—	—	263,416,109	234,757,956

Notes to and forming part of the segment information

Accounting policies

Segment information is prepared in conformity with the accounting policies of the entity as disclosed in note 1 and Accounting Standard AASB 8 – Segment reporting.

Segment revenues, expenses, assets and liabilities are those that are directly attributable to a segment and the relevant portion that can be allocated to the segment on a reasonable basis. Segment assets include all assets used by a segment and consist primarily of operating cash, receivables, property, plant and equipment and other intangible assets, net of related provisions. While most of these assets can be directly attributable to individual segments, the carrying amounts of certain assets used jointly by segments are allocated based on reasonable estimates of usage. Segment liabilities consist primarily of trade and other creditors and employee benefits. Segment assets and liabilities do not include income taxes.

Inter-segment transfer

Segment results include transfers between segments. Such transfer is priced on our ‘arms length’ basis and is eliminated on consolidation.

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 6: Revenue

From continuing operations:
Services	112,166	58,288	112,166	58,288
Interest – other persons	928,682	1,015,295	928,640	1,014,974

	1,040,848	1,073,583	1,040,806	1,073,262

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 7: Expenses

Loss before income tax from continuing operations includes the following specific expenses:

(a) Financing costs:
Interest and finance charges paid/payable to other persons	1,101,139	1,538	42,852	1,538

Total financing costs	1,101,139	1,538	42,852	1,538

(b) Depreciation
Depreciation - plant and equipment	154,161	105,268	74,661	42,058
Depreciation - motor vehicles	79,370	61,179	—	—
Amortisation - software	121,051	66,544	85,673	40,354

Total depreciation and amortisation	354,582	232,991	160,334	82,412

(c) Bad and doubtful debts:
Inter company	—	—	—	(1,303)

Total bad and doubtful debts	—	—	—	(1,303)

(d) Rental expense on operating leases	727,429	703,541	218,474	462,019

(e) Significant items:
Impairment of assets (Note 12)	—	84,962,586	—	—

(f) Defined contribution superannuation expense	302,628	226,067	302,628	226,067

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 8: Income tax expense

Income tax expense comprises:
Current tax	2,055,469	10,921,926	1,791,859	2,090,044
Deferred tax	126,285	(16,992,517)	(2,715)	—
Capital gains tax	2,530,917	—	—	—
Benefits not raised in respect of tax losses	(2,181,754)	(10,921,926)	(1,789,144)	(2,090,044)

	2,530,917	(16,992,517)	—	—

Numerical reconciliation of income tax expense/(benefit) to prima facie tax payable
Loss from continuing operations before income tax expense	(16,335,373)	(96,695,779)	(6,765,407)	(8,115,946)

Tax at the Australian tax rate of 30% (2009 - 30%)	(4,900,612)	(29,008,734)	(2,029,622)	(2,434,784)

Tax effect of amounts which are not deductible (taxable) in calculating taxable income
Non-deductible expenses	255,596	528,473	240,478	344,740
Effects of different tax rates for subsidiaries	2,199,650	491,632	—	—
Share of Bariq Mining limited losses attributable to non-taxable partner (non-controlling interest)	263,612	74,186	—	—
Benefits not raised in respect of tax losses	2,181,754	10,921,926	1,789,144	2,090,044

Income tax expense attributable to operating (loss) before income tax	—	(16,992,517)	—	—
Capital gains tax	2,530,917	—	—	—

Total income tax expenses	2,530,917	(16,992,517)	—	—

Deferred tax assets not recognised
Tax losses	4,773,818	10,921,926	4,329,378	2,090,044
Temporary differences	932,017	(183,733)	839,014	(183,733)

	5,705,835	10,738,193	5,168,392	1,906,311

The deferred tax assets have not been brought to account as utilisation of these losses is not probable. The Group is subject to income taxes in Australia and jurisdictions where it has foreign operations. Significant judgement is required in determining deferred tax assets and liabilities. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. Furthermore the income tax losses can only be recovered by the companies deriving future assessable income, conditions for deductibility imposed by law being complied with and no changes in tax legislation adversely affecting the realisation of the benefit from the deductions. Post the acquisition of Vertex, the carry forward losses may not be available to offset future assessable income.

The balance of franking credits available for the franking of dividends at 30 June 2010 was nil (2009: nil).

The directors have elected not to enter the tax consolidated system whereby the parent entity and all Australian resident wholly-owned entities are treated as a single entity for income tax purposes.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 9: Current assets – cash and cash equivalents

a)      Cash at the end of the financial period as shown in the Statements of Cash Flows is reconciled to the related items in the Statements of Financial Position as follows:

Cash at bank and in hand (i)	3,143,583	5,581,815	841,234	2,728,200
Deposits (ii)	256,335,192	19,610,836	256,335,192	19,610,836

Statements of Financial Position	259,478,775	25,192,651	257,176,426	22,339,036
Restricted cash in above (iii)	(312,561)	—	—	—

Statements of Cash Flows	259,166,214	25,192,651	257,176,426	22,339,036

i)       Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respecting short-term deposit rates.

ii)     The Group only deposits cash surpluses with major banks of high quality credit standing.

iii)    Restricted cash relates to payment into security deposit at Riyad Bank in the Kingdom of Saudi Arabia.

b)	Reconciliation of cash flow from operations with net loss after income tax:

Operating loss after income tax	(18,866,290)	(79,703,262)	(6,765,407)	(8,115,946)
Non-cash flows in net loss
Income tax expense	2,530,917	—	—	—
Depreciation and amortisation	354,582	232,991	160,334	82,412
Impairment of assets	—	67,970,069	—	—
Non-cash interest income	(76,712)	244,789	(76,712)	244,789
Non-cash interest expense	331,651	—	—	—
Non-cash share-based payment	972,106	1,761,577	778,184	1,761,577
Non-cash share-based payment classified as exploration expenditure	319,129	—	113,037	—
Exploration expenditure written off	—	249,697	—	—
Loan written off/(back)	(60,000)	60,000	(60,000)	60,000
Non-cash forex movements	(38,545)	—	—	—

Changes in assets and liabilities
Increase in other receivables	(438,752)	(572,407)	(164,253)	(720,120)
Increase / (decrease) in trade and other payables	(276,186)	189,738	(474,127)	189,738
Increase in provisions	1,290,258	1,005,156	634,415	395,479

Net cash used in operating activities	(13,957,842)	(8,561,652)	(5,854,529)	(6,102,071)

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 10: Trade and other receivables

Current asset
Trade receivables	—	—	—	—
Less: Provision for doubtful receivables	—	—	—	—

	—	—	—	—

Other receivables	694,554	1,133,039	5,027,276	5,519,278
Less: Provision for doubtful receivables	(175,077)	(175,077)	(4,605,158)	(4,605,158)

	519,477	957,962	422,118	914,120

Prepayments	471,932	314,907	52,002	111,036
Unsecured loan	250,000	190,000	250,000	190,000

Total current receivables	1,241,409	1,462,869	724,120	1,215,156

Non-current asset
Related party loan to subsidiary	—	—	3,582,743	3,739,918

Total non-current receivables	—	—	3,582,743	3,739,918

Total receivables	1,241,409	1,462,869	4,306,863	4,955,074

No interest is receivable in respect of trade receivables, deposits or prepayments.
Movement in provisions – other receivables
Opening provision	175,077	175,077	4,605,158	4,606,461
Write-back of provision	—	—	—	(1,303)

Closing provision	175,077	175,077	4,605,158	4,605,158

Unsecured current loan

The loan was repayable on 11 December 2009 with an option to extend by 6 months (subject to both parties agreement) at no interest $250,000 (2009: $190,000). The option to extend was exercised during 2010, with the repayment date extended to 9 August 2010. This loan is subject to limited recourse and repayment terms are linked to the Citadel Resource Group Limited share price. Movement in the value of the loan during the period is a result of the movement in the Company share price at 30 June 2010. This loan is made to a credit worthy individual related to a previous employee.

Unsecured non-current loan
Loan to wholly owned subsidiary at no interest $3,582,743 (2009: $3,739,918). The loan does not have indicators of impairment based on the value of assets in the wholly owned subsidiary.
Other receivables

Other receivables arise from non-trading activities, and are unsecured and interest free. Other receivables of the parent company also include an inter-company debt to ADV Medical Holdings Pty Ltd of $4,509,447 (2009 - $4,509,447). This debt has been fully provided for.

Prepayments
Prepayments relate to upfront payments made for various insurance policies taken out by the Company and payments made in Saudi Arabia to secure accommodation facilities.
Note 11: Non-current assets – other financial assets

Investments comprise:
Shares in subsidiaries
- unlisted at cost	—	—	208,505,412	170,753,102

	—	—	208,505,412	170,753,102

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 12: Exploration and evaluation assets

Balance at beginning of the period	233,514,811	244,100,991	—	—
Effects of movements in exchange rates	(5,478,583)	(14,588,512)	—	—
Expenditure capitalised during the current period	20,580,510	19,166,413	—	—
Additional 50% of Jabal Sayid acquired on restructure	—	100,000,000	—	—
Adjustment to deferred tax liability (Note 18)	—	(29,951,798)	—	—
Impairment	—	(84,962,586)	—	—
Expenditure written off	—	(249,697)	—	—
Transfer to mines under construction	(223,038,561)	—	—	—

	25,578,177	233,514,811	—	—

2010:

There were no impairment indicators for exploration and evaluation assets existing as at 30 June 2010, or for the year then ended.

In accordance with AASB 6, the Company tested the Jabal Sayid project for impairment on transfer from Exploration and evaluation assets to Mines under construction, based on the value in use and assessment using cash flow projections based on the Definitive Feasibility study. The assessment yielded neither a need to neither impair nor reverse previous impairments recognised.

2009:

In 2009 the Company entered into an Acquisition Agreement with Central Mining Investments Company Limited (CMCI) relating to the transfer of ownership of the Jabal Sayid and Jabal Shayban. The associated change in interest in the Jabal Sayid project has precipitated a review of the carrying value of the asset and the asset has been assessed for impairment.

The Company under took a value in use assessment of the Jabal Sayid project based on the assumptions made in the Pre Feasibility Study released to the market on 4 March 2009. The assessment of the project was undertaken using a range for the following key assumptions:

Copper price: US$1.40/lb - US$1.80/lb

Exchange rate: US$:AUD 0.6500 - 0.7000

After tax discount rate: 10% - 12%

The value in use methodology reported above together with an analysis of the market capitalisation of the Company and associated valuations of comparable copper projects resulted in the Directors of Citadel Resource Group Limited electing to write down the value of the project by $84,962,586.

The impairment write down of $84,962,586 of previously capitalised exploration expenditure on Jabal Sayid has an associated tax benefit of $16,992,517. The non-controlling interest will be attributed with $33,985,035 of the net after tax impairment expense.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated	Consolidated	Parent	Parent
	2010	2009	2010	2009
	$	$	$	$

Note 13: Plant and equipment

Mines under construction	236,411,729	—	—	—
Plant and equipment	707,101	782,242	334,459	334,626
Motor vehicles	214,932	228,874	—	—

	237,333,762	1,011,116	334,459	334,626

Mines under construction
Movement in mines under construction
Value as at beginning of year	—	—	—	—
Transfer from Exploration and evaluation assets (Note 12)	223,038,561	—	—	—
Additions	14,415,470	—	—	—
Effects of movement in exchange rates	(1,042,302)	—	—	—

Value as at end of year	236,411,729	—	—	—

During 2010 following the grant of the Exploitation (mining) License for the Jabal Sayid copper and gold project in May 2010, exploration and evaluation assets relating to the Jabal Sayid project were tested for impairment and then transferred to Mines under construction. No amortisation is charged during the development phase of construction.

Plant and equipment
At cost	978,641	901,996	454,794	380,300
Less accumulated depreciation	(271,540)	(119,754)	(120,335)	(45,674)

	707,101	782,242	334,459	334,626

Movement in plant and equipment
Written down value as at beginning of year	782,242	191,063	334,626	57,303
Additions – plant and equipment at cost	108,635	672,325	74,494	319,381
Acquired as part of business combination	—	—	—	—
Disposal of equipment	—	—	—	—
Depreciation	(154,161)	(105,268)	(74,661)	(42,058)
Effects of movement in exchange rates	(29,615)	24,122	—	—

Written down value as at end of year	707,101	782,242	334,459	334,626

Motor vehicles
At cost	349,670	306,882	—	—
Less Accumulated depreciation	(134,738)	(78,008)	—	—

	214,932	228,874	—	—

Movement in motor vehicles
Written down value as at beginning of year	228,874	181,549	—	—
Additions	92,774	83,630	—	—
Acquired as part of business combination	—	—	—	—
Disposals	(20,003)	—	—	—
Depreciation	(79,370)	(61,179)	—	—
Effects of movement in exchange rates	(7,343)	24,874	—	—

Closing balance at end of year	214,932	228,874	—	—

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 14: Intangible assets

Intangible assets with finite useful life
Software	705,404	313,266	532,629	196,083
Less Accumulated amortisation	(201,234)	(81,237)	(132,249)	(46,576)

	504,170	232,029	400,380	149,507

Movement in intangibles
Opening balance	232,029	167,638	149,507	94,764
Additions	399,236	118,575	336,546	95,097
Amortisation	(121,051)	(66,544)	(85,673)	(40,354)
Effects of movement in exchange rates	(6,044)	12,360	—	—

Closing balance at end of year	504,170	232,029	400,380	149,507

Software acquired is for management information systems and geological and mine engineering and evaluation. All software is being amortised over 4 years.

Note 15: Current liabilities – trade and other payables

Non-interest bearing
Trade payables	5,216,436	5,299,590	423,753	4,970,619
Other payables	23,792,392	3,862,614	20,613,902	2,371,488

	29,008,828	9,162,204	21,037,655	7,342,107

Substantial proportion of the other payables balance relates to share issue costs incurred during 2010. Information about the Group’s and the parent entity’s exposure to foreign exchange risk is provided in note 3.

Note 16: Current liabilities – borrowings

Unsecured
Other loan
Amount owing to subsidiary	—	—	1,373,571	1,373,571

Total current borrowings	—	—	1,373,571	1,373,571

Note 17: Provisions

Current
Employee entitlements	2,094,199	918,777	1,053,900	419,485

	2,094,199	918,777	1,053,900	419,485

Non current
Employee entitlements	187,885	110,385	—	—

	187,885	110,385	—	—

Total provisions	2,282,084	1,029,162	1,053,900	419,485

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 18: Deferred tax liability

The balance comprises temporary differences attributable to:

Exploration and evaluation assets acquired on business combination	14,583,988	14,656,600	—	—

Total deferred tax liabilities	14,583,988	14,656,600	—	—

Deferred tax liabilities to be settled within 12 months	—	—	—	—
Deferred tax liabilities to be settled after 12 months	14,583,988	14,656,600	—	—

	14,583,988	14,656,600	—	—

Movement in deferred tax liability
At beginning of year	14,656,600	71,884,315	—	—
Adjustment to opening balance (Note 12)	—	(29,951,798)	—	—
Adjustment to non-controlling interest share of deferred tax liability	—	(10,000,000)	—	—
Charged on impairment	—	(16,992,517)	—	—
Charged directly to equity	—	—	—	—
Effects of movement in exchange rates	(72,612)	(283,400)	—	—

At end of year	14,583,988	14,656,600	—	—

Note 19: Contributed equity

	Parent 2010 shares	Parent 2009 shares	Parent 2010 $	Parent 2009 $

a) Share capital

Ordinary shares
Fully paid	2,328,228,842	1,348,254,147	497,307,680	233,172,014
Partly paid to $0.1750 with $0.025 to pay	—	31,187,060	—	879,676
Partly paid to $0.1250 with $0.075 to pay	—	2,000,000	—	50,000

Total	2,328,228,842	1,381,441,207	497,307,680	234,101,690

The Company does not have authorised capital or par value in respect of its issued shares. Ordinary shares entitle the holder to participate in dividends and the proceeds on winding up of the company in proportion to the number of shares held.

On a show of hands every holder of ordinary shares present at a meeting in person or by proxy, is entitled to one vote, and upon a poll each share is entitled to one vote.

b) Movements in ordinary share capital

Date	Movement	Number of shares	$

Movement in ordinary share capital for the period ending 30 June 2009

01/07/2008	Opening balance	892,906,134	188,426,322
05/12/2008	Shareholder approved issue	224,236,513	22,333,987
02/04/2009	Share placement to subscribers	213,456,000	22,412,880
30/06/2009	Cost of equity raising	—	(883,950)
01/07/2008 to 30/06/2009	Conversion of partly paid to fully paid shares	17,655,500	882,775

30/06/2009	Closing balance	1,348,254,147	233,172,014

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Date	Movement	Number of shares	$

Movement in ordinary share capital for the period ending 30 June 2010
01/07/2009	Opening balance	1,348,254,147	233,172,014
28/08/2009	Share subscription agreement	72,641,018	25,000,000
11/05/2010	Shares issued as part of supplier settlement	227,435	60,717
11/05/2010	Shares issued as part of employee share scheme	183,614	64,448
11/05/2010	Exercise of share options	8,751,300	1,750,260
30/06/2010	Institutional entitlement offer	864,984,268	250,845,438
30/06/2010	Share issue costs	—	(15,444,554)
01/07/2009 to 30/06/2010	Conversion of partly paid to fully paid shares	33,187,060	1,859,357

30/06/2010	Closing balance	2,328,228,842	497,307,680

c) Partly paid shares

Partly paid shares entitle the holder to participate in dividends and the proceeds on winding up of the company in proportion to the number of and amounts paid on the shares held.

On a show of hands and in a poll, each holder of partly paid shares present at a meeting in person or by proxy is entitled to a vote in proportion to the amount paid on each share.

At balance date all partly paid shares had been converted to ordinary shares or forfeited.

d) Capital risk management

The Company considers its capital to comprise its ordinary and partly paid share capital.

The quantitative summary of share capital is disclosed as per the table above. In managing its capital, the Company’s primary objective is to ensure its continued ability to provide a consistent return for its equity shareholders through capital growth. In order to achieve this objective, the Company seeks to maintain a sufficient funding base to enable the Company to meet its working capital and strategic investment needs.

During the year the company’s share capital increased mainly due to Transaminvest S.A subscribing to $25 million of equity in Citadel through the issue of 72.6 million ordinary shares as part of a copper concentrate off-take arrangement with Transamine Trading S.A. In addition to this there was a major institutional entitlement offer that took place in June 2010, where institutional investors took up 864,984,268 ordinary shares at 29 cents, raising equity of $250.8 million.

There have been no other significant changes to the capital management objectives, policies and processes in the year nor has there been any change in what the Company considers to be its capital.

Following the institutional entitlement offer the retail component was completed in July 2010. The total rights taken up under the retail offers was 38,715,303. The amount raised by the retail offer was approximately $11.2 million at $0.29 per new share.

e) Share options

Option holders do not participate in dividends or in proceeds on winding up of the company. Option holders can only vote on motions relating directly to options.

At balance date, share options existed which if exercised would result in the issue of 59,883,097 (2009: 61,787,019) fully paid ordinary shares. The details of the options are as follows:

Grant date	Date of expiry	Exercise price	Number under option
28 November 2007	31 December 2010	$0.20	41,500,000
31 July 2008	1 August 2013	$0.35	10,000,000
27 November 2009	27 November 2014	$0.30	1,000,000
15 February 2010	11 June 2014	$0.24	7,383,097

			59,883,097

Note: 1,535,719 Options were forfeited during the year ended 30th June 2010

In each of the four option classes 1 option converts into 1 ordinary fully paid share in Citadel Resource Group Limited.

f) Performance rights

Performance rights granted under the Long-Term Incentive Plan (LTIP) carry no dividend or voting rights.

At balance date, there were nil exercisable performance rights due to the three year performance measurement requirement. Details of performance rights issued in the current period are as follows:

Grant date	Date of expiry	Exercise price	Number under option
15 February 2010	11 June 2013	n/a	1,189,259

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated	Consolidated	Parent	Parent
	2010	2009	2010	2009
	$	$	$	$

Note 20: Reserves and accumulated losses

(a) Reserves
Capital profits reserve (i)	251,810	251,810	359	359
Trustee share sales reserve (ii)	1,237,766	1,302,214	1,302,214	1,302,214
Convertible notes reserve (iii)	576,748	576,748	576,748	576,748
Option reserve (iv)	9,649,348	8,227,699	9,649,348	8,227,699
Foreign currency translation reserve (v)	(12,257,111)	(8,528,905)	—	—
Injection of funds into 50% owned subsidiary reserve (vi)	(26,244,021)	(2,783,600)	—	—

	(26,785,460)	(954,034)	11,528,669	10,107,020

Movements

(i) Capital profits reserve
Opening balance	251,810	251,810	359	359
Movement	—	—	—	—

Closing balance	251,810	251,810	359	359

The reserve represents non-taxable profits on sale of an investment in a prior year.

(ii) Trustee share sale reserve
Opening balance	1,302,214	1,302,214	1,302,214	1,302,214
Movement	(64,448)	—	—	—

Closing balance	1,237,766	1,302,214	1,302,214	1,302,214

The reserve represents non-taxable profits on the sale of 40 percent of the then existing capital to new investors. Movement during the year relates to shares issued as part of employee share scheme and not distributed as at the year end.

(iii) Convertible notes reserve
Opening balance	576,748	576,748	576,748	576,748
Movement	—	—	—	—

Closing balance	576,748	576,748	576,748	576,748

The reserve represents the equity component of convertible notes resulting from their convertibility into shares at fixed rates. The amount shown is the value of the conversion rights relating to convertible notes previously converted to ordinary shares.

(iv) Option reserve
Opening balance	8,227,699	6,466,122	8,227,699	6,466,122
Issue of options 1 August 2008	—	1,761,577	—	1,761,577
Issue of options 27 November 2009	229,559	—	229,559	—
Issue of options 15 February 2010	1,192,090	—	1,192,090	—

Closing balance	9,649,348	8,227,699	9,649,348	8,227,699

The reserve is used to recognise the fair value of share options granted but not yet exercised.

(v) Foreign currency translation reserve
Opening balance	(8,528,905)	(411,892)	—	—
Currency translation differences arising during the year	(3,728,206)	(8,117,013)	—	—

Closing balance	(12,257,111)	(8,528,905)	—	—

The reserve represents the foreign currency differences arising on translation of the financial statements of foreign operations as well as from the translation of liabilities that hedge the Company’s net investment in a foreign subsidiary.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated	Consolidated	Parent	Parent
	2010	2009	2010	2009
	$	$	$	$

Note 20: Reserves and accumulated losses (continued)

(vi) Injection of funds into 50% owned subsidiary reserve
Opening balance	(2,783,600)	(1,670,160)	—	—
Equity subscription 30 March 2008	—	—	—	—
Non-controlling interest in subsidiary increases from 30% - 50%	—	(1,113,440)	—	—
Contributed capital expenditure	(23,460,421)	—	—	—

Closing balance	(26,244,021)	(2,783,600)	—	—

Under the Bariq Mining Limited shareholders agreement, Vertex Group (Middle East) WLL is required to fund the production of the Bariq Bankable Feasibility Study (BFS). In April 2008 Citadel subscribed for BFS shares and the reserve represents the non-controlling holders’ interest in the subscription. In 2008 the non-controlling holding amounted to 30% and as a result of the Acquisition Agreement with Central Mining Investments Company Limited (refer Note 12) the non-controlling holding amounted to 50% in 2009.

(b) Accumulated losses
Balance at the beginning of the period	(91,991,239)	(47,260,550)	(54,812,528)	(46,696,582)
Current year loss	(15,634,722)	(44,730,689)	(6,765,407)	(8,115,946)

Balance at the end of the period	(107,625,961)	(91,991,239)	(61,577,935)	(54,812,528)

Note 21: Non-controlling interests

Non-controlling interest in:
Share capital	2,783,600	2,783,600	—	—
Retained earnings	(38,208,093)	(34,976,525)	—	—

	(35,424,493)	(32,192,925)	—	—
Share of net assets acquired in business combination	50,351,031	50,351,031	—	—
Non-controlling interest loss of interest in tenements transferred from Bariq Mining Limited to Vertex Group WLL	(5,928,000)	(5,928,000)	—	—
Non-controlling interest gain on increase in shareholding in Bariq Mining Limited	29,594,014	29,594,014	—	—
Non-controlling interest gain on transfer to Bariq
Mining Limited of Jabal Sayid ownership	50,000,000	50,000,000	—	—
Adjustment to non-controlling interest in deferred tax liability	10,000,000	10,000,000	—	—
Parent funding of non-controlling interest’s share in Jabal Sayid project	23,460,421	—	—	—
Foreign currency reserve	(9,294,061)	(6,415,027)	—	—

Total	112,758,912	95,409,093	—	—

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Note 22: Directors and key management personnel disclosures

(a) Directors and key management personnel compensation

Short-term employee benefits	2,957,122	1,893,828	2,596,812	1,450,576
Post-employment benefits	184,919	74,225	184,919	74,225
Long-term benefits	—	—	—	—
Termination benefits	—	335,000	—	335,000
Share-based payments	835,674	—	699,465	—

	3,977,715	2,303,053	3,481,196	1,859,801

Further information regarding the identity of key management personnel and their compensation can be found in the Audited Remuneration Report contained in the Director’s Report on pages 12 to 27.

(b) Equity instruments

The number of options and shares in the Company held during the financial year by each Director of Citadel Resource Group Limited and other key management personnel of the Group, including their personally related parties are set out on the following tables:

Options holdings – 2010

Name	Balance at the start of the year	Granted as compensation	Exercised	Other changes	Balance at the end of the year	Vested and exercisable at the end of the year	Unvested

Directors of Citadel Resource Group Limited
Andrew Thomson	—	—	—	—	—	—	—
Ines Scotland	26,667,000	—	—	(12,266,820)	14,400,180	14,400,180	—
Fletcher Quinn*	1,500,000	—	—	(1,500,000)	—	—	—
Ralph Stagg*	13,333,000	—	—	(13,333,000)	—	—	—
David Regan	—	1,000,000	—	—	1,000,000	1,000,000	—
Peter Lester	—	—	—	—	—	—	—
Gary Scanlan	—	—	—	—	—	—	—

Other key management personnel of the Group
Jeffery Sells	—	314,286	—	—	314,286	314,286	—
Ivor Whitefield	—	142,858	—	—	142,858	142,858	—
Graham Pratt	—	266,596	—	—	266,596	266,596	—
Brett Butlin	—	170,621	—	—	170,621	170,621	—
Sue-Ann Higgins	—	257,143	—	—	257,143	257,143	—

Options holdings – 2009

Directors of Citadel Resource Group Limited
Andrew Thomson	—	—	—	—	—	—	—
Ines Scotland	26,667,000	—	—	—	26,667,000	26,667,000	—
Fletcher Quinn	1,500,000	—	—	—	1,500,000	1,500,000	—
Ralph Stagg	13,333,000	—	—	—	13,333,000	13,333,000	—
David Regan	—	—	—	—	—	—	—

Other key management personnel of the Group
Jeffery Sells	—	—	—	—	—	—	—
Ivor Whitefield	—	—	—	—	—	—	—
Graham Pratt	—	—	—	—	—	—	—
Brett Butlin	—	—	—	—	—	—	—

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Share holding – 2010

Name	Balance at the start of the year	Received during the year on the exercise of options	Other changes during the year	Balance at the end of the year

Directors – ordinary shares
Andrew Thomson	65,400	—	—	65,400
Ines Scotland	254,700,000	—	(147,892,529)	106,807,471
Fletcher Quinn*	17,724,790	—	(17,724,790)	—
Ralph Stagg*	127,300,000	—	(127,300,000)	—
David Regan	—	—	—	—
Peter Lester	—	—	500,000	500,000
Gary Scanlan	—	—	150,000	150,000

Other key management personnel of the Group – ordinary shares
Jeffery Sells	157,300	—	5,001,200	5,158,500
Ivor Whitefield	—	—	250,000	250,000
Graham Pratt	—	—	—	—
Brett Butlin	1,000,000	—	5,000,000	6,000,000
Sue-Ann Higgins	—	—	41,600	41,600

Directors – partly paid shares
Andrew Thomson	—	—	—	—
Ines Scotland	—	—	—	—
Fletcher Quinn*	7,610,000	—	(7,610,000)	—
Ralph Stagg*	1,000,000	—	(1,000,000)	—
David Regan	—	—	—	—
Peter Lester	—	—	—	—
Gary Scanlan	—	—	—	—

Share holding – 2009

Directors – ordinary shares
Andrew Thomson	65,400	—	—	65,400
Ines Scotland	254,700,000	—	—	254,700,000
Fletcher Quinn	17,454,989	—	269,801	17,724,790
Kris Knauer	20,773,313		(20,773,313)	—
Ralph Stagg	127,300,000	—	—	127,300,000
David Regan	—	—	—	—

Other key management personnel of the Group – ordinary shares
Jeffery Sells	—	—	157,300	157,300
Ivor Whitefield	—	—	—	—
Graham Pratt	—	—	—	—
Brett Butlin	1,000,000	—	—	1,000,000

Directors – partly paid shares
Andrew Thomson	—	—	—	—
Ines Scotland	—	—	—	—
Fletcher Quinn	7,610,000	—	—	7,610,000
Ralph Stagg	1,000,000	—	—	1,000,000
David Regan	—	—	—	—

(c) Loans with key management personnel

No loans to key management personnel were made during the year and no loans were outstanding at the reporting date.

(d) Other transactions and balances

Sue-Ann Higgins provided consulting services to the group for the period July to September 2009 and received total payments of $100,241 during the reporting period.

Peter Lester provided consulting services to the group during September 2009 and received total payments of $38,594 during the reporting period.

The above services were based upon normal commercial terms and conditions.

*	Both Fletcher Quinn and Ralph Stagg resigned from their non-executive director positions during the current period.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $
Note 23: Remuneration of auditors
During the year the following fees were paid or payable for services provided by the auditor of the consolidated group and parent entity its related practices and non-related audit firms.

(a) Assurance services
BDO
Audit and review of financial reports and other audit work under the Corporations Act 2001	173,397	188,389	120,355	161,696

(b) Taxation services
BDO
Tax compliance services, including review of company income tax returns	41,293	31,056	41,293	31,056

(c) Other services
BDO
Other advisory work	96,376	—	94,464	—

	311,066	219,445	256,112	192,752

Note 24: Contingencies

Contingent liabilities

There are no contingent liabilities as at balance date.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

	Consolidated	Consolidated	Parent	Parent
	2010	2009	2010	2009
	$	$	$	$
Note 25: Commitments

Lease expenditure commitments
Operating lease (non-cancellable):
Minimum lease payments
- less than 1 year	692,811	594,474	380,526	463,864
- between 1 and 5 years	1,090,437	255,505	443,935	209,392

- aggregate lease expenditure contracted for at balance date	1,783,248	849,979	824,461	673,256

2010 Operating lease commitments include the following:

•

The Melbourne office lease is non-cancellable with a two year term commencing November 2008. Provisions within the lease agreement require the minimum lease payments shall be increased by 4% per annum in August of each year of the lease term. Rent is payable monthly in advance. Renewal of the lease needs to be advised 12 months prior to the expiration of the current lease. The company has entered into another three year term commencing November 2010.

•

The Perth Office lease is a non-cancellable lease with a three year term which expires in February 2011. The premises are currently subleased. The lease will not be renewed by the company on expiration. Rent is payable monthly in advance.

•

The Bahrain office lease expires August 2011. The lease is automatically renewed at the end of the lease period on the same terms unless 1 month prior to the renewal written notice to terminate is given. Rent is payable monthly in advance.

•

The Jeddah office lease commenced April 2009 for a term of two years. The lease is automatically renewed at the end of the lease period on the same terms unless 3 months prior to the renewal written notice to terminate is given. Rent is payable annually in advance.

•	Warehouse lease at Yanbu Port for a 10 year term from handover of the warehouse, which took place in March 2010.

•

In accordance with the Mining License issued by The Minister of Petroleum and Mineral Resources, Bariq Mining Ltd is required to pay a superficial rent per annum for the term of the license, calculated on a square kilometre basis of the land in the license area.

•	Currently there are seven motor vehicles under operating leases with a Saudi Arabian leasing company.

Capital commitments
Contracted capital expenditure:
Minimum contract commitments
- less than 1 year	26,115,572	—	—	—
- between 1 and 5 years	896,845	—	—	—

- aggregate contract commitments at balance date	27,012,417	—	—	—

Contracted capital expenditure relates to the outstanding balances on contracts entered into on or before balance date mainly in relation to the construction project at Jabal Sayid and annual minimum exploration expenditure.

In accordance with the Mining License issued by The Minister of Petroleum and Mineral Resources, Bariq Mining Ltd is required to bear a minimum cost of SAR 20 million (approximately A$6 million) over the duration of the licence (30 years) in relation to training. There is currently no definite plan around time profile of this commitment.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Note 26: Related party transactions

(a) Parent entity

The ultimate parent entity in the wholly-owned group is Citadel Resource Group Limited, a company incorporated in Australia.

(b) Subsidiaries

Interests in Subsidiaries are set out in Note 27.

(c) Key management personnel

Disclosures relating to key management personnel are set out in Note 22.

(d) Transactions with related parties

	Consolidated	Consolidated	Parent	Parent
	2010	2009	2010	2009
	$	$	$	$
(i) Receivables
Aggregate amounts receivable from entities in the wholly-owned group at Balance date are:

Current
Non-trade
Subsidiaries of ultimate parent (unsecured)	—	—	3,582,743	3,739,918

	—	—	3,582,743	3,739,918

(ii) Payables
Aggregate amounts payable to entities in the wholly-owned group at balance are:

Current
Non-trade
Subsidiaries of ultimate parent	—	—	1,373,571	1,373,571

	—	—	1,373,571	1,373,571

Loans made to subsidiaries are unsecured and made to provide the subsidiary with working capital. No interest is payable on the loan. Repayment is at call.

Loans to the parent from subsidiaries are unsecured and no interest is payable on the loan. Repayment is at the parent company discretion.

Note 27: Subsidiaries

The consolidated financial statements incorporate the assets, liabilities and results of the following subsidiaries in accordance with the accounting policy described in note 2(d).

	Class of	Country of	Equity holding
Name of Entity	shares	incorporation	2010	2009
			% *	% *
Subsidiaries of Citadel Resource Group Limited
- DBC Finance Pty Limited	Ordinary	Australia	100	100
- ADV Medical Holdings Pty Ltd	Ordinary	Australia	100	100
- Vertex Group (Middle East) WLL	Ordinary	Bahrain	100	100
- Citadel Singapore Holdings Pte Ltd	Ordinary	Singapore	100	—
- Citadel Singapore Projects Pte Ltd	Ordinary	Singapore	100	—
- Citadel Resource Group Equity Pty Ltd – Trustee for Citadel Resource Group Limited Equity Plans Trust	Ordinary	Australia	100	—
- Bariq Mining Limited (i)	Ordinary	Saudi Arabia	50	50

*	The proportion of ownership interest is equal to the proportion of voting power held.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

(i) A 50% subsidiary of Vertex Group (Middle East) WLL

On 18 June 2010 the Company entered into an agreement with its joint venture partner, Central Mining Investments Ltd, for the Group to move to a holding of 70% in Bariq Mining Limited, the owner of the Jabal Sayid project, in consideration of Citadel funding CMCI’s remaining 30% share of equity contributions to project capital.

As the proposed acquisition of a further 20% interest in Bariq was classified as the acquisition of a substantial asset from a substantial holder of Citadel’s securities under the ASX Listing Rules it had to be approved by Citadel’s shareholders. The approval was received at an Extraordinary General Meeting of shareholders held on 25 August 2010.

Timing of completion of the transfer of shares in Bariq to Citadel will be dependent on relevant regulatory approvals required in Saudi Arabia.

Note 28: Events subsequent to reporting date

•

The retail entitlement offer was completed in July 2010. The total rights taken up under the retail offers was 38,715,303. The amount raised by the retail offer was approximately A$11.2 million at A$0.29 per new share (see Note 19).

•

The proposed acquisition of a further 20% interest in Bariq Mining Limited was approved by Citadel’s shareholders at an Extraordinary General meeting of shareholders held on 25 August 2010 (see note 27). Following this approval all regulatory steps required in the Kingdom of Saudi Arabia were successfully completed on 28 October 2010, being the acquisition date. The company had no history of obtaining this type of approval and, therefore this was considered, at that time, to be the date the Group obtained control of the additional 20%. The consideration payable to acquire this additional interest consisted of Vertex (Middle East) Holding WLL assuming the other joint venture party’s obligations under the joint venture agreement in return for the Jabal Sayid development to fund their 50% of the equity contribution to project capital expenditure in relation to the development phase. Effectively, with the additional 20% interest taking the Group’s holding in Bariq Mining Limited to 70%, this resulted in a net obligation of the parent entity interest for an additional 30% funding of the development for which it would not receive the economic benefits as they would be attributable to the non-controlling interest. The subsequent acquisition of the remaining 30% interest in Bariq Mining Limited on 8 September 2010 (see below) resulted in the discharge of this obligation.

•

On 8 September 2010 the Company reached an agreement with the two remaining shareholders in Bariq Mining Limited (Abdul Hadi Al Qahtani and Partners Maritime and Oilfield Services and Dr Said Al Qahtani) for the Group to acquire the remaining 30% interest in Bariq Mining Limited for consideration of US$112.5 million to be paid in cash or a combination of up to 50% cash and shares, as determined by Citadel, with US$12.5 million paid as a deposit (paid on 5 November 2010). As the proposed acquisition of a further 30% interest in Bariq Mining Limited was classified as the acquisition of a substantial asset from a substantial holder of Citadel’s securities under the ASX Listing Rules it had to be approved by Citadel’s shareholders. The approval was received at an Annual General Meeting of shareholders held on 3 November 2010. Timing of completion of the legal transfer of shares in Bariq Mining Limited to Citadel will be dependent on administrative procedures required in the Kingdom of Saudi Arabia. Citadel has until 30 June 2011 to complete the transaction.

Based on prior experience directors believe that the remaining local authorities’ registration is a purely administrative measure thus the impact on the financial statements will be as follows:

1)	USD $100 million liability payable to two other Bariq Mining Limited’s shareholders

2)	A$19,077,542 in relation to associated transaction costs will be recognised in equity

3)	Following the recognition of the liability in respect of the final 30% in Bariq Mining Limited, the non-controlling interest was reduced to nil. Any difference between the fair value of the consideration paid and the carrying value of the non-controlling interest at that time will be recognised directly in equity and attributed to equity holders of the parent entity.

•

On 25 October 2010 Citadel’s Board announced its support for a proposed A$1.25 billion cash and scrip takeover offer from Equinox Minerals. Equinox Resources Limited’s takeover offer for Citadel Resource Group Limited closed at 5:00 p.m. (WST) on 17 January 2011. At the time of the offer closing, Equinox Resources Limited had obtained a relevant interest of 98.8% in Citadel. Equinox Resources Limited has initiated compulsory acquisition procedures under the Australian Corporations Act and will be acquiring all remaining shares in Citadel. Following the closure of the offer the Group’s shares were de-listed from the ASX. In December 2010 Equinox announced that the Melbourne office of Citadel will be closed and all Citadel Resource Group Limited employees will be made redundant.

The impact of this event on the Group financial statements is summarised below:

1)	Corporate costs associated with the takeover to be recognised in the statement of comprehensive income: A$6,588,548

2)	Transaction completion bonus and associated superannuation costs to be recognised in the statement of comprehensive income: A$526,733

3)	Retention bonuses and associated superannuation costs to be recognised in the statement of comprehensive income: A$1,009,558

4)	Redundancy and notice period provisions to be recognised in the statement of comprehensive income: A$4,559,977

5)	Accelerated share-based payments charge upon vesting of all options and performance rights to be recognized in the statement of comprehensive income and adjusted for in equity:A$630,819

6)	Borrowing costs to be de-capitalised and recognized in P&L following the decision by Equinox not to seek the project financial: A$1,323,874

There have been no other subsequent events that would have a material impact on the financial report for the year ended 30 June 2010.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Note 29: Earnings per share

	Consolidated
	2010 cents	2009 cents
(a) Basic earnings per share
(Loss) from continuing operations attributable to the ordinary equity holders of the company	(1.30)	(7.14)
Less:
(Loss) from continuing operations attributable to the non-controlling equity holders of the company	(0.22)	(3.13)

(Loss) from continuing operations attributable to the ordinary equity holders of the company used to calculate basic earnings per share	(1.08)	(4.01)
(Loss) from discontinued operations	—	—

(Loss) attributable to the ordinary equity holders of the company used to calculate basic earnings per share	(1.08)	(4.01)

	$	$
(b) Reconciliation of earnings used in the calculation of earnings per share
Net (loss) from continuing operations	(18,866,290)	(79,703,262)
Net (loss) from discontinued operations	—	—

Earnings used in calculating diluted earnings per share	(18,866,290)	(79,703,262)

	Number of shares	Number of shares
(c) Weighted average number of shares used as the denominator
Weighted average number of ordinary and partly paid shares used in the calculation of basic earnings per share	1,447,748,271	1,116,645,500

Weighted average number of ordinary shares and potential ordinary shares used in the calculation of basic earnings per share	1,447,748,271	1,116,645,500

(d) Information concerning the classification of securities
Ordinary shares – 183,614 ordinary fully paid shares were issued as part of the employee share plan.
Ordinary shares – 227,435 ordinary fully paid shares as part payment of a supplier invoice.
Ordinary shares – 8,751,300 ordinary fully paid shares were issued on the exercising of options.
Ordinary shares – 33,187,060 shares were issued on conversion of partly paid shares to ordinary fully paid shares.
Ordinary shares – 72,641,018 shares were issued to Transaminvest SA as ordinary fully paid shares.
Ordinary shares – 864,984,268 shares were issued as part of the equity raising that took place in June, 2010.

Note 30: Share-based payments

Share-based payments have been made to employees, as part of the Long-Term Incentive Plan (LTIP), to directors, and as settlement for services provided by suppliers.

(a) Long-Term Incentive Plan (LTIP) for employees

In 2009 the consolidated entity created a Long-Term Incentive Plan (LTIP) for its employees, designed to assist in the achievement of the company’s long term goals. The plan forms a necessary part of the competitive packages offered by the group in-light of the markets in which it operates. The plan also creates an ownership mindset among participants and ensures business decisions and strategic planning has regard to the group’s long term performance and growth.

The LTIP comprises Restricted Shares, Options and Performance Rights granted in accordance with the group Employee Equity Schemes. The details of these plans are outlined below.

Type of equity rights granted

Restricted Share Plan – offers employees fully paid ordinary shares in the Company, with no amount being payable by the employee in respect of the shares. The shares when issued rank pari passu in all respects with previously issued fully paid ordinary shares.

Option Plan – offers employees the opportunity to acquire options over fully paid ordinary shares in the Company. Share Options granted under the plan carry no dividend or voting rights. When exercised, each option is convertible into one ordinary share subject to satisfying vesting conditions and performance criteria. The shares when issued rank pari passu in all respects with previously issued fully paid ordinary shares. Option holders cannot participate in the new issue of capital which may be offered to shareholders prior to exercise.

Performance Plan – offers employees the opportunity to acquire rights to fully paid ordinary shares in the Company. Performance rights granted under the Citadel Resource Group LTIP are granted for no consideration. The performance measurement period is three years. Performance rights granted under the plan carry no dividend or voting rights. On vesting the performance rights, employees have a specified period of time within which to exercise their performance rights. When

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

exercised each performance right is convertible into one ordinary share subject to satisfying vesting conditions and performance criteria. The shares when issued rank pari passu in all respects with previously issued fully paid ordinary shares.

Calculation of value of equity rights granted

Subject to the Board’s discretion, offers under the Schemes will be made annually on a basis determined by the Board using a guideline range of 10%, 20%, 40% and 60% of the employee base salary, according to job grade.

Grant date

Restricted shares - 15 February 2010

Share options - 15 February 2010

Performance Rights - 15 February 2010

Vesting conditions

Restricted Shares - the employee remains employed by the Company, or one of its subsidiaries, for the period of one year from the date on which the Board initially approved the allocation.

Number of restricted shares	Employment condition	Performance condition

Full Allocation	Employee remains employed with the Company for a period of 12 months from 11 June 2009	Nil

Options - Vested Options only can be exercised. The Options are subject to the following employment and performance conditions which must be satisfied or waived by the Company.

Number of options	Employment condition	Performance condition

1/3rd of Allocation	Employee remains employed with the Company for a period of 12 months from 11 June 2009	Closing share price exceeding the exercise price for 10 continuous trading days after the first anniversary from 11 June 2009
1/3rd of Allocation	Employee remains employed with the Company for a period of 24 months from 11 June 2009	Closing share price exceeding the exercise price for 10 continuous trading days after the second anniversary from 11 June 2009
1/3rd of Allocation	Employee remains employed with the Company for a period of 36 months from 11 June 2009	Closing share price exceeding the exercise price for 10 continuous trading days after the third anniversary from 11 June 2009

Performance Rights - Vested Rights only may be exercised. The Rights are subject to the following employment and performance conditions which must both be satisfied, or waived by the Board.

Number of options	Employment condition	Performance condition

Full Allocation	Employee remains employed with the Company for a period of 36 months from 11 June 2009	The Company achieves adequate performance in terms of Total Shareholder Return (TSR). See below for details.

The Performance Rights are subject to a relative Total Shareholder Return (TSR) performance hurdle, where Citadel’s TSR performance is ranked relative to the constituent companies in the S&P/ASX 200 Resources as at the start of the Performance Period.

The Board considers that TSR is an appropriate performance hurdle to determine vesting as it ensures a proportion of each participant’s remuneration is linked to the generation of profits and shareholder. To ensure an objective assessment of the relative TSR comparison the Company employs an independent organisation to calculate TSR ranking.

Exercise price

The employee is not required to pay any consideration on exercise of the Restricted Shares.

The Exercise Price of each Option is $0.2436 being a 30% premium to the weighted average share price for the 30 days to the date on which the Board initially approved this allocation.

The employee is not required to pay any consideration on exercise of the Performance Rights.

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Calculation methodology

The fair of services received in return for share-based payments granted in February 2010 is based on the fair value of share options and performance rights, measured using a Black-Scholes model, with the following inputs:

Share-based payment	Options	Performance Rights	Restricted Shares

Valuation Date	15 February 2010	15 February 2010	15 February 2010
Share Price	$0.345	$0.345	$0.345
Exercise Price	$0.2436	n/a	n/a
Risk Free Rate	5.02%	4.58%	n/a
Dividend Yield	0.00%	0.00%	n/a
Volatility	73%	73%	n/a
Post-vesting Withdrawal Rate	0.00%	n/a	n/a
Early Exercise Provision	None	n/a	n/a

Restricted shares

During the current period 183,614 restricted shares were issued to employees as part of the LTIP.

Share options

As part of the LTIP 7,383,097 share options were granted to employees at an exercise price of $0.2436 during the current period.

Performance rights

1,189,259 performance rights were granted to employees as part of the LTIP during the period.

(b) Share-based payments in relation to directors

At the Annual General Meeting held 27 November 2009 the shareholders approved the issue of 1,000,000 options to David Regan, non-executive director. The options are exercisable at 30 cents in four equal tranches of 250,000 options. Further details are provided in the remuneration report.

The company estimated the value of the options issued above using the Black-Scholes model options valuation model, with the following inputs:

Share-based payment	Options

Valuation Date	27 November 2009
Share Price	$0.425
Exercise Price	$0.30
Risk Free Rate	4.05%
Dividend Yield	0.00
Volatility	77%
Post-vesting Withdrawal Rate	0.00%
Early Exercise Provision	N/A

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

(c) Settlement of services provided by suppliers

During the period a supplier to the group was issued fully paid ordinary shares as settlement of services provided.

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $
Services were provided by a consulting company as part settlement of outstanding invoices 227,435 fully paid shares were issued at $0.2669 per share	60,717	—	—	—

A consultant was engaged 1 August 2008, part of their remuneration was the issue of 10,000,000 options expiring 1 August 2013 and exercisable at $0.35	—	1,761,577	—	1,761,577

Closing balance	60,717	1,761,577	—	1,761,577

In relation to the options issued in the prior year, the company estimated the value using the Black-Scholes model, with the following inputs:

Share-based payment	Options

Valuation Date	1 August 2008
Share Price	$0.28
Exercise Price	$0.35
Risk Free Rate	6.37%
Dividend Yield	0.00
Volatility	77%
Post-vesting Withdrawal Rate	0.00%
Expiry date	1 August 2013

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Overall impact of share-based payments

	Consolidated 2010 $	Consolidated 2009 $	Parent 2010 $	Parent 2009 $

Share-based payments expenses recognised in the Statements of Comprehensive Income

Shares issued to employees as part of the employee restricted share plan	49,073	—	27,270	—
Options issued to employees as part of employee option plan	587,938	—	442,929	—
Performance rights issued to employees as part of the employee performance rights plan	105,536	—	78,426	—
Options issued to a Director approved by shareholders	229,559	—	229,559	—
Options issued to a contractor as payment for service	—	1,761,577	—	1,761,577

	972,106	1,761,577	778,184	1,761,577

Share-based payments recognised in the Statements of Financial Position
Shares issued to contractor as payment for services	60,717	—	—	—
Shares issued to employees as part of the employee restricted share plan	13,876	—	—	—
Options issued to employees as part of the employee option plan	465,277	—	173,799	—
Performance rights issued to employees as part of the employee performance rights plan	15,098	—	15,098	—

	554,968	—	188,897	—

Total share-based payments	1,527,074	1,761,577	967,081	1,761,577

Details of the share options outstanding at 30 June 2010 are detailed below:

Grant Date	Expiry date	Exercise price at grant date	Number 2010	Number 2009

24 January 2005	31 December 2009	$0.20	—	10,287,019
28 November 2007	31 December 2010	$0.20	41,500,000	41,500,000
31 July 2008	1 August 2013	$0.35	10,000,000	10,000,000
27 November 2009	31 December 2011	$0.30	1,000,000	—
15 February 2010	11 June 2014	$0.24	7,383,097	—

			59,883,097	61,787,019

The following table sets out the movement in the number of share options granted to employees during the current and prior period:

Consolidated and Parent	Exercise Price weighted average 2010	Exercise Price weighted average 2009	Number of share options 2010	Number of share options 2009

Opening balance	$0.20	$0.20	61,787,019	51,787,019
Options granted during the period	$0.25	$0.35	8,383,097	10,000,000
Options exercised during the period	$0.20	—	(8,751,300)	—
Options forfeited during the period	$0.20	—	(1,535,719)	—

Closing balance	$0.16	$0.13	59,883,097	61,787,019

The aggregate proceeds received from employees on exercise of options and recognised as issued capital by Citadel Resource Group is $1,750,260 (2009 : nil).

CITADEL RESOURCE GROUP

NOTES TO THE FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2010

Note 31: IFRS and Canadian Generally Accepted Accounting Policy Differences

These financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), which differ in certain respects from Canadian generally accepted accounting principles (C-GAAP). None of the differences between these accounting frameworks materially impact the financial statements as prepared under IFRS.

(i)	Standards Early Adopted

The company has early adopted the following CICA issued Handbook sections for the annual reporting period beginning on

1 July 2009, with retrospective application to the comparative period presented from 1 July 2008:

•	Section 1582, ‘Business Combinations’ which establishes new standards for accounting for business combinations for CGAAP, and aligns CGAAP in this area with IFRS.

•	Section 1601, ‘Consolidated Financial Statements’ which provides guidance on the preparation of consolidated financial statements, and aligns CGAAP in this area with IFRS.

•	Section 1602, ‘Non-controlling Interests’ which provides guidance on accounting for non-controlling interest subsequent to a business combination, and aligns CGAAP in this area with IFRS.

(ii)	International Financial Reporting Standards

The Accounting Standards Board of Canada has announced that public companies in Canada are required to adopt International Financial Reporting Standards for fiscal years beginning on or after

1 January 2011.

CITADEL RESOURCE GROUP

DIRECTORS’ DECLARATION

FOR THE YEAR ENDED 30 JUNE 2010

The Directors of the company declare that:

1.	The Financial Statements, comprising the Statements of Comprehensive Income, Statements of Financial Position, Statements of Changes in Equity and Statements of Cash Flows, and accompanying notes are in accordance with the Corporations Act 2001 and:

a)	Comply with Accounting Standards and the Corporations Regulations 2001; and

b)	Give a true and fair view of the financial position as at 30 June 2010 and of the performance for the year ended on that date of the company and the consolidated entity.

2.	The Company has included in the notes to the financial statements an explicit and unreserved statement of compliance with International Financial Reporting Standards.

3.	In the directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

4.	The remuneration disclosures included in pages 10 to 20 of the director’s report (as part of the audited remuneration report) for the year ended 30 June 2010, comply with section 300A of the Corporations Act 2001.

5.	The directors have been given the declarations by the Chief Executive Officer and Chief Financial Officer required by section 295A of the Corporations Act 2001.

This declaration is made in accordance with a resolution of the Board of Directors and is signed for and on behalf of the directors by:

Michael Klessens - Director

Toronto
Dated this 4 March 2011

Tel: +61 3 8320 2222	The Rialto, 525 Collins St
Fax: +61 3 8320 2200	Melbourne VIC 3000
www.bdo.com.au	GPO Box 4736, Melbourne VIC 3001
Australia

DECLARATION OF INDEPENDENCE BY NICHOLAS E. BURNE TO THE DIRECTORS OF CITADEL RESOURCE GROUP LIMITED

As lead auditor of Citadel Resource Group Limited for the year ended 30 June 2010, I declare that, to the best of my knowledge and belief, there have been no contraventions of:

•	the auditor independence requirements of the Corporations Act 2001 in relation to the audit; and

•	any applicable code of professional conduct in relation to the audit.

This declaration is in respect of Citadel Resource Group Limited and the entities it controlled during the period.

NICHOLAS E BURNE
Director

BDO Audit (NSW-VIC) Pty Ltd

Melbourne, 31 August 2010

Tel: +61 3 8320 2222	The Rialto, 525 Collins St
Fax: +61 3 8320 2200	Melbourne VIC 3000
www.bdo.com.au	GPO Box 4736, Melbourne VIC 3001
Australia

INDEPENDENT AUDITOR’S REPORT

To the directors of Equinox Minerals Limited

Report on the Financial Report

We have audited the accompanying financial report of Citadel Resource Group Limited, which comprises the statement of financial position as at 30 June 2010, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the directors’ declaration of the consolidated entity comprising the disclosing entity and the entities it controlled at the year’s end or from time to time during the financial year.

Directors’ Responsibility for the Financial Report

The directors of the disclosing entity are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Act 2001. This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In Note 2(a), the directors also state, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Independence

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001. We confirm that the independence declaration required by the Corporations Act 2001 would be in the same terms if it had been given to the directors at the time that this auditor’s report was made.

Tel: +61 3 8320 2222	The Rialto, 525 Collins St
Fax: +61 3 8320 2200	Melbourne VIC 3000
www.bdo.com.au	GPO Box 4736, Melbourne VIC 3001
Australia

Auditor’s Opinion

In our opinion:

(a)	the financial report of Citadel Resource Group Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the disclosing entity’s and consolidated entity’s financial position as at 30 June 2010 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Regulations 2001; and

(a)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 2(a).

Report on the Remuneration Report

We have audited the Remuneration Report included in pages 12 to 27. The company has early adopted the following CICA issued Handbook sections for the annual reporting period beginning on 1 July 2009, with retrospective application to the comparative period presented from 1 July 2008 to 30 June 2009 of the directors’ report for the year ended 30 June 2010. The directors of the company are responsible for the preparation and presentation of the Remuneration Report in accordance with section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the Remuneration Report, based on our audit conducted in accordance with Australian Auditing Standards.

Auditor’s Opinion

In our opinion, the Remuneration Report of Citadel Resource Group Limited for the year ended 30 June 2010, complies with section 300A of the Corporations Act 2001.

BDO Audit (NSW-VIC) Pty Ltd

NICHOLAS E BURNE
Director
Melbourne, 31 August 2010
(except for Notes 28 and 31 which are at 4 March 2011)

APPENDIX “C”

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED SEPTEMBER 30, 2010

(See attached)

Citadel Resource Group Ltd

ABN 92 009 727 959

UNAUDITED INTERIM CONSOLIDATED FINANCIAL

STATEMENTS

for the 3 months ended 30 September 2010

Level 12, 350 Collins St, Melbourne VIC 3000 www.citadelrg.com.au

Table of Contents

Unaudited Consolidated Statement of Comprehensive Income	3

Unaudited Consolidated Statement of Financial Position	4

Unaudited Consolidated Statement of Changes in Equity	5

Unaudited Consolidated Statement of Cash Flows	7

Unaudited Notes To The Financial Statements	8

Declaration by Directors	18

2

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Consolidated Statement of Comprehensive Income

for the 3 months ended 30 September 2010

		Consolidated Entity
		3 months to 30 Sep
		2010	2009
	Note	$	$
Revenue		1,534,388	174,492

Accounting and audit		(33,040)	(6,502)
Compliance, listing and legal		(86,406)	(259,257)
Consulting fees		(155,569)	(399,821)
Depreciation and amortisation		(103,293)	(70,068)
Directors fees		(59,001)	(76,001)
Employee benefits expense		(993,020)	(1,069,949)
Share based payments		(59,386)	—
Financing costs		—	(17,423)
Exploration and evaluation costs		(891,595)	(510,264)
Rental costs		(239,110)	(202,872)
Travel expenses		(181,037)	(202,837)
Office expenses		(87,633)	(140,279)
Foreign exchange loss		(16,523,703)	(11,291)
Other expenses		(430,639)	(203,737)

Loss before income tax expense		(18,309,044)	(2,995,809)
Income tax (expense)/benefit		—	—

Net loss for the period after tax		(18,309,044)	(2,995,809)

Other comprehensive income
Foreign currency translation differences		(16,118,192)	(9,164,326)
Income tax on items of other comprehensive income		—	—

Other comprehensive income, net of tax		(16,118,192)	(9,164,326)

Total comprehensive income for the half-year		(34,427,236)	(12,160,135)

Loss is attributable to:
Owners of Citadel Resource Group Limited		(17,479,186)	(2,471,587)
Non-controlling interest		(829,858)	(524,222)

		(18,309,044)	(2,995,809)

Total comprehensive income is attributable to:
Owners of Citadel Resource Group Limited		(29,034,427)	(8,120,918)
Non-controlling interest		(5,392,809)	(4,039,217)

		(34,427,236)	(12,160,135)

		Cents	Cents
Earnings per share attributable to owners of Citadel Resource Group Limited
Basic loss per share		(0.74)	(0.17)
Diluted loss per share		(0.74)	(0.17)

The above Consolidated Statement of Comprehensive Income should be read in conjunction with the accompanying notes

3

Citadel Resource Group Limited

ABN 92 009 727 959

Consolidated Statement of Financial Position

as at 30 September 2010

		Consolidated Entity
		Unaudited	Audited	Unaudited
	Note	30 Sep 2010	30 June 2010	30 Sep 2009
		$		$
CURRENT ASSETS

Cash and cash equivalents		203,857,991	259,478,775	38,741,099
Trade and other receivables		10,896,782	1,241,409	1,453,539

Total Current Assets		214,754,773	260,720,184	40,194,638

NON-CURRENT ASSETS
Exploration and evaluation asset	5	24,625,331	25,578,177	231,474,403
Mine under construction	6	245,983,393	236,411,729	—
Plant and equipment		955,795	922,033	1,015,000
Intangible assets		447,406	504,170	240,996

Total Non-Current Assets		272,011,925	263,416,109	232,730,399

TOTAL ASSETS		486,766,698	524,136,293	272,925,037

CURRENT LIABILITIES
Trade and other payables		16,335,359	29,008,828	7,617,450

Current tax liability		2,301,567	2,606,222	—
Provisions		1,293,743	2,094,199	1,237,348

Total Current Liabilities		19,930,669	33,709,249	8,854,798

NON-CURRENT LIABILITIES
Provisions		1,074,303	187,885	101,774
Deferred tax liabilities		14,452,365	14,583,988	14,563,090

Total Non-Current Liabilities		15,526,668	14,771,873	14,664,864

TOTAL LIABILITIES		35,457,337	48,481,122	23,519,662

NET ASSETS		451,309,361	475,655,171	249,405,375

EQUITY
Contributed equity	4	507,449,425	497,307,680	259,101,690
Reserves		(46,435,401)	(26,785,460)	(13,211,404)

Accumulated losses		(125,105,147)	(107,625,961)	(94,462,826)

Capital and reserves attributable to owners of Citadel Resource Group Limited		335,908,877	362,896,259	151,427,460
Non-controlling interest		115,400,484	112,758,912	97,977,915

TOTAL EQUITY		451,309,361	475,655,171	249,405,375

The above Consolidated Statement of Financial Position should be read in conjunction with the accompanying notes

4

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Consolidated Statement of Changes in Equity

for the 3 months ended 30 September 2009

	Contributed equity	Accumulated Losses	Other reserves	Total	Non- controlling interest	Total equity
	$	$	$	$	$	$

At 30 June 2009	234,101,690	(91,991,239)	(954,034)	141,156,417	95,409,093	236,565,510

Loss for the period	—	(2,471,587)	—	(2,471,587)	(524,222)	(2,995,809)
Exchange differences on translation of foreign operations	—	—	(5,649,331)	(5,649,331)	(3,514,995)	(9,164,326)

Total comprehensive income for the period	—	(2,471,587)	(5,649,331)	(8,120,918)	(4,039,217)	(12,160,135)

Issue of share capital	25,000,000	—	—	25,000,000	—	25,000,000
Contributed capital	—	—	(6,608,039)	(6,608,039)	6,608,039	—

Transactions with owners in their capacity as owners	25,000,000	—	(6,608,039)	18,391,961	6,608,039	25,000,0000

At 30 September 2009	259,101,690	(94,462,826)	(13,211,404)	151,427,460	97,977,915	249,405,375

The above Consolidated Statement of Changes in Equity should be read in conjunction with the accompanying notes

5

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Consolidated Statement of Changes in Equity

for the 3 months ended 30 September 2010

	Contributed equity	Accumulated Losses	Other reserves	Total	Non- controlling interest	Total equity
	$	$	$	$	$	$

At 30 June 2010	497,307,680	(107,625,961)	(26,785,460)	362,896,259	112,758,912	475,655,171

Loss for the period	—	(17,479,186)	—	(17,479,186)	(829,858)	(18,309,044)
Exchange differences on translation of foreign operations	—	—	(11,555,241)	(11,555,241)	(4,562,951)	(16,118,192)

Total comprehensive income for the period	—	(17,479,186)	(11,555,241)	(29,034,427)	(5,392,809)	(34,427,236)

Issue of share capital net of transaction costs	10,141,745	—	—	10,141,745	—	10,141,745
Option reserve	—	—	(60,319)	(60,319)	—	(60,319)
Contributed capital	—	—	(8,034,381)	(8,034,381)	8,034,381	—

Transactions with owners in their capacity as owners	10,141,745	—	(8,094,700)	2,047,045	8,034,381	10,081,426
At 30 September 2010	507,449,425	(125,105,147)	(46,435,401)	335,908,877	115,400,484	451,309,361

The above Consolidated Statement of Changes in Equity should be read in conjunction with the accompanying notes

6

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Consolidated Statement of Cash Flows

for the 3 months to 30 September 2010

	Consolidated Entity 3 months to 30 Sep
	2010	2009
	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers	—	—
Payments to suppliers and employees	(4,036,999)	(2,741,220)
Interest received	968,098	180,424
Interest and other costs of finance paid	(416,284)	(17,423)

Net cash outflow from operating activities	(3,485,185)	(2,578,219)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for plant and equipment	(157,413)	(104,626)
Payments for software	—	(29,730)
Payments for further investment in subsidiary	(8,426,019)	—
Payments for capitalised exploration and evaluation	(17,193)	(8,516,363)
Payments for mines under construction	(27,583,491)	—
Repayment of loan	250,000	—

Net cash outflow from investing activities	(35,934,116)	(8,650,719)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of shares	11,351,478	25,000,000
Cost of issue of shares	(10,971,308)	—

Net cash inflow from financing activities	380,170	25,000,000

NET INCREASE/(DECREASE) IN CASH HELD	(39,039,131)	13,771,062
Net cash at beginning of period	259,478,775	25,192,651
Effects of exchange rate changes on the balances of cash held in foreign currencies	(16,581,653)	(222,614)

NET CASH AT END OF PERIOD	203,857,991	38,741,099

The above Consolidated Statement of Cash Flows should be read in conjunction with the accompanying notes

7

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 1.	Basis of Preparation of Interim Financial Statements

These general purpose financial statements for the interim 3-month reporting period ended 30 September 2010 have been prepared in accordance with Australian Accounting Standard 134 “Interim Financial Reporting” and the Corporations Act 2001.

These interim 3-month financial statements do not include all the notes of the type normally included in annual financial statements and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the consolidated entity as the full financial statements.

Accordingly, these 3-month financial statements are to be read in conjunction with the annual financial statements for the year ended 30 June 2010 and any public announcements made by Citadel Resource Group Limited during the 3-month period in accordance with the continuous disclosure requirements of the Corporations Act 2001.

The same accounting policies and methods of computation have generally been followed in these 3-month financial statements as compared with the most recent annual financial statements. There have been no other additional accounting policies applicable for the first time during this period.

Note 2.	Accounting Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

In particular, information about significant areas of estimation and uncertainty considered by management in preparing the consolidated financial statements is described below:

8

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 2.	Accounting Estimates and Judgments (continued)

Exploration and evaluation

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgment in determining whether it is likely that future economic benefits are likely, which may be based on assumptions about future events or circumstances.

Estimates and assumptions made may change if new information becomes available. If, after expenditure is capitalised, information becomes available suggesting that the recovery of expenditure is unlikely, the amount capitalised is written off in the income statement in the period when the new information becomes available.

Tax payable

Management have become aware during the period of the existence of a potential capital gains tax liability on a past business combination and have sought professional advice as to confirmation of that liability and an estimate of the amount that may be payable. Recent advice has indicated a range of possible outcomes for this liability, including one scenario where no tax is payable. The estimates and assumptions made may change if new information becomes available. If information becomes available that requires the tax payable estimation to be updated then the appropriate adjustment will made in the income statement in the period when the information becomes available.

Shareholding in Bariq Mining WLL and Non-controlling interest

During the reporting period the Group has entered into two acquisition agreements to increase its interest in Bariq Mining Limited from 50% (as at 30 June 2010) to 70%, and subsequently to 100%. The acquisitions required amongst other milestones Citadel’s shareholders’ approval and a registration of the transactions within local authorities in the Kingdom of Saudi Arabia. Since the Group has no prior experience with the likely success of approval of these transactions, the acquisition date of the first transaction (increasing the Group’s interest to 70%) has been determined by management to be the date on which theses approvals are received, which was post 30 September 2010. The acquisition date of the second transaction (increasing the Group’s interest to 100%) will be determined after approval for the first transaction has been received. As such, neither acquisition has been reflected in financial report as at 30 September 2010.

9

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 3.	Segment Information

The group has adopted AASB 8 Operating Segments from 1 July 2009 whereby segment information is presented using a “management approach”, being segment information as provided for internal reporting purposes for use by the Executive management team.

This has resulted in the mineral exploration activities being disaggregated into two reportable segments, Jabal Sayid and Exploration Projects.

Jabal Sayid

Jabal Sayid is the copper-gold project for which a definitive feasibility study was completed in December 2009.

Exploration Projects

Exploration projects are the other projects within the group portfolio in which exploration and evaluation activities are being conducted.

Basis of measurement

Segment information is prepared on the basis of the measurement principles contained in Australian Accounting Standards on which financial reports are prepared.

10

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 3.	Segment Information (continued)

3 months to		Exploration
30 September 2010	Jabal Sayid	Projects	TOTAL
	$	$	$
Total segment revenue	—	—	—

Total revenue	—	—	—

Segment result	—	(891,595)	(891,595)

Segment assets	245,983,393	24,625,331	270,608,724

12 months to		Exploration
30 June 2010	Jabal Sayid	Projects	TOTAL
	$	$	$
Total segment revenue	—	—	—

Total revenue	—	—	—

Segment result	—	(4,972,949)	(4,972,949)

Segment assets	236,411,729	25,578,177	261,989,906

3 months to		Exploration
30 September 2009	Jabal Sayid	Projects	TOTAL
	$	$	$
Total segment revenue	—	—	—

Total revenue	—	—	—

Segment result	—	(510,264)	(510,264)

Segment assets	206,197,927	25,276,476	231,474,403

11

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 3.	Segment Information (continued)

The reconciliation of the exploration projects segment result to the loss before income tax is as follows:

	3 months ended
	30 Sep 2010	30 Sep 2009
	$	$
Segment result	(891,595)	(510,264)
Revenue	1,534,388	174,492
Impairment of non-current assets	—	—
Accounting and audit	(33,040)	(6,502)
Compliance, listing and legal	(86,406)	(259,257)
Consulting fees	(155,569)	(399,821)
Depreciation and amortisation	(103,293)	(70,068)
Directors fees	(59,001)	(76,001)
Employee benefits expense	(993,020)	(1,069,949)
Share based payments	(59,386)	—
Financing costs	—	(17,423)
Rental costs	(239,110)	(202,872)
Travel expenses	(181,037)	(202,837)
Office expenses	(87,633)	(140,279)
Other expenses	(16,954,341)	(215,028)

Loss before income tax expense	(18,309,044)	(2,995,809)

12

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 4.	Equity Securities Issued

		3 months ended 30 Sep 2010		3 months ended 30 Sep 2009
	Shares	$	Shares	$
Issues of Ordinary Shares During the period
Retail entitlement offer	38,715,303	11,227,438	—	—
Share issue costs	—	(1,329,438)	—	—
Shares issued to subscribers	—	—	72,641,018	25,000,000
Exercise of options	515,971	243,745	—	—

Movement for the period	39,231,274	10,141,745	72,641,018	25,000,000

Note 5.	Exploration and evaluation asset

	3 months to 30 Sep 2010	12 months to 30 June 2010	3 months to 30 Sep 2009
	$	$	$
Balance at beginning of the period	25,578,177	233,514,811	233,514,811
Effects of movements in exchange rates	(970,040)	(5,478,583)	(9,349,961)
Expenditure capitalized during current period	17,194	20,580,510	7,309,553
Transfer to mines under construction	—	(223,038,561)	—

	24,625,331	25,578,177	231,474,403

13

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 6.	Mines under Construction

	3 months to 30 Sep 2010	12 months to 30 June 2010	3 months to 30 Sep 2009
	$	$	$
Balance at beginning of the period	236,411,729	—	—
Transfer from Exploration and evaluation assets	—	223,038,561	—
Effects of movements in exchange rates	(16,610,721)	(1,042,302)	—
Mine rehabilitation costs	904,762	—	—
Expenditure capitalized during current period	25,277,623	14,415,470	—

	245,983,393	236,411,729	—

Note 7.	Subsidiaries

The consolidated financial statements incorporate the assets, liabilities and results of the following subsidiaries in accordance with the accounting policy described in the most recent annual financial statements.

			Equity Holding
	Class of	Country of	30 Sep	30 Sep
Name of entity	shares	Incorporation	2010	2009
			%	%
DBC Finance Pty Ltd	Ordinary	Australia	100	100
ADV Medical Holdings Pty Ltd	Ordinary	Australia	100	100
Citadel Resource Group Equity Pty Ltd	Ordinary	Australia	100	—
Citadel Singapore Holdings Pte Ltd	Ordinary	Singapore	100	—
Citadel Singapore Projects Pte Ltd	Ordinary	Singapore	100	—
Vertex Group (Middle East) Holding WLL	Ordinary	Bahrain	100	100
Bariq Mining Limited	Ordinary	Saudi Arabia	50	50

14

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 8.	Events Subsequent To Balance Date

(i)	The proposed acquisition of a further 20% interest in Bariq Mining Limited was approved by Citadel’s shareholders at an Extraordinary General meeting of shareholders held on 25 August 2010. Following this approval all regulatory steps required in the Kingdom of Saudi Arabia were successfully completed on 28th October 2010, being the date of acquisition. The company had no history of obtaining this type of approval and, therefore this was considered, at that time, to be the date the Group obtained control of the additional 20%. The consideration payable to acquire this additional interest consisted of Vertex (Middle East) Holding WLL assuming the other joint venture party’s obligations under the joint venture agreement in return for the Jabal Sayid development to fund their 50% of the equity contribution to project capital expenditure in relation to the development phase. Effectively, with the additional 20% interest taking the Group’s holding in Bariq Mining Limited to 70%, this resulted in a net obligation of the parent entity interest for an additional 30% funding of the development for which it would not receive the economic benefits as they would be attributable to the non-controlling interest. The subsequent acquisition of the remaining 30% interest in Bariq Mining Limited on 8 September 2010 (see below) resulted in the discharge of this obligation.

(ii)	On 8 September 2010 the Company reached an agreement with the two remaining shareholders in Bariq Mining Limited (Abdul Hadi Al Qahtani and Partners Maritime and Oilfield Services and Dr Said Al Qahtani) for the Group to acquire the remaining 30% interest in Bariq Mining Limited for consideration of US$112.5 million to be paid in cash or a combination of up to 50% cash and shares, as determined by Citadel, with $12.5 million paid as a deposit (paid on 5 November 2010). As the proposed acquisition of a further 30% interest in Bariq Mining Limited was classified as the acquisition of a substantial asset from a substantial holder of Citadel’s securities under the ASX Listing Rules it had to be approved by Citadel’s shareholders. The approval was received at an Annual General Meeting of shareholders held on 3 November 2010.

Timing of completion of the legal transfer of shares in Bariq Mining Limited to Citadel will be dependent on administrative procedures required in the Kingdom of Saudi Arabia. Citadel has until 30 June 2011 to complete the transaction.

Based on prior experience directors believe that the remaining local authorities’ registration is a purely administrative measure thus the impact on the financial statements will be as follows:

1)	USD $100 million liability payable to two other Bariq Mining Limited’s shareholders

2)	A$19,077,542 in relation to associated transaction costs will be recognised in equity

3)	Following the recognition of the liability in respect of the final 30% in Bariq Mining Limited, the non-controlling interest balance was reduced to nil. Any difference between the fair value of the consideration paid and the carrying value of the non-controlling interest as at that time will be recognised directly in equity and attributed to equity holders of the parent entity.

15

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 8.	Events Subsequent To Balance Date (continued)

(iii)	On 25 October 2010 Citadel’s Board announced its support for a proposed A$1.25 billion cash and scrip takeover offer from Equinox Minerals.

Equinox Resources Limited’s takeover offer for Citadel Resource Group Limited closed at 5:00 p.m. (WST) on 17 January 17, 2011. At the time of the offer closing, Equinox Resources Limited had obtained a relevant interest of 98.8% in Citadel. Equinox Resources Limited has initiated compulsory acquisition procedures under the Australian Corporations Act and will be acquiring all remaining shares in Citadel. Following the closure of the offer the Group’s shares were de-listed from the ASX. In December 2010 Equinox announced that the Melbourne office of Citadel will be closed and all Citadel Resource Group Limited employees will be made redundant.

The impact of this event on the Group financial statements is summarised below:

1)	Corporate costs associated with the takeover to be recognised in the statement of comprehensive income: $6,588,548

2)	Transaction completion bonus and associated superannuation costs to be recognised in the statement of comprehensive income: $526,733

3)	Retention bonuses and associated superannuation costs to be recognised in the statement of comprehensive income: $1,009,558

4)	Redundancy and notice period provisions to be recognised in the statement of comprehensive income and provided for in the balance sheet: $4,559,977

5)	Accelerated share-based payments charge upon vesting of all options and performance rights to be recognized in the statement of comprehensive income and adjusted for in equity:$ 630,819

6)	costs are to be incurred of $1,323,874 for standby facilities put in place for the development of Jabal Sayid that will no longer be utilized

There have been no other subsequent events that would have a material impact on the financial report for the three months ended 30 September 2010.

16

Citadel Resource Group Limited

ABN 92 009 727 959

Unaudited Notes To The Financial Statements

for the 3 months to 30 September 2010

Note 9.	IFRS and Canadian Generally Accepted

Accounting Policy Differences

These interim financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), which differ in certain respects from Canadian generally accepted accounting principles (C-GAAP). None of the differences between these accounting frameworks materially impact the interim financial statements as prepared under IFRS.

(i)	Standards Early Adopted

The company has early adopted the following CICA issued Handbook sections for the annual reporting period beginning on 1 July 2009, with retrospective application to the comparative period presented from 1 July 2008:

•	Section 1582, ‘Business Combinations’ which establishes new standards for accounting for business combinations for C-GAAP, and aligns C-GAAP in this area with IFRS.

•	Section 1601, ‘Consolidated Financial Statements’ which provides guidance on the preparation of consolidated financial statements, and aligns C-GAAP in this area with IFRS.

•	Section 1602, ‘Non-controlling Interests’ which provides guidance on accounting for non-controlling interest subsequent to a business combination, and aligns C-GAAP in this area with IFRS.

(ii)	International Financial Reporting Standards

The Accounting Standards Board of Canada has announced that public companies in Canada are required to adopt International Financial Reporting Standards for fiscal years beginning on or after 1 January 2011.

17

Declaration by Directors

The directors of the Company declare that:

1.	The financial statements, comprising the Statement of Comprehensive Income, Statement of Financial Position, Statement of Cash Flows, Statement of Changes in Equity and accompanying notes, are in accordance with the Corporations Act 2001 and:

a.	comply with Accounting Standard AASB 134 Interim Financial Reporting and the Corporations Regulations 2001; and

b.	give true and fair view of the consolidated entity’s financial position as at 30 September 2010 and of its performance for the 3 month period ended on that date.

2.	In the directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

This declaration is made in accordance with a resolution of the Board of Directors and is signed for and behalf of the directors by:

Michael Klessens
Director

4 March 2011

18